Exhibit 10.1.8

Loan No. 07-0004416

CREDIT AGREEMENT

Dated as of January 31, 2012

among

AVIV FINANCING V, L.L.C.

as Parent Borrower,

THE OTHER BORROWERS PARTY HERETO,

AVIV REIT, INC.,

as REIT Guarantor,

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,

AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.

as Guarantors,

THE OTHER GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Sole Lead Arranger and Sole Book Manager

i

v

TABLE OF CONTENTS

Article and Section		Page

SCHEDULES

1.01	List of Borrowers

2.01	Lenders and Commitments

5.01(b)	Scheduled Transfers

5.11	Corporate Structure; Capital Stock

5.12	Real Property Asset Matters

Part I Borrowing Base Assets

Part II Other Real Property Assets

Part III Delinquent Tenants

Part IV Material Sub-leases

5.13	Material Contracts

5.17	Insurance Certificates

5.19	Healthcare Disclosures

5.22	Patriot Act Information

7.01	Liens

7.02	Borrowers Indebtedness

7.04	Investments

10.02	Notice Addresses

EXHIBITS

A	Form of Loan Notice

B	Form of Revolving Note

C-1	Form of Compliance Certificate

C-2	Form of Officer’s Certificate

C-3	Form of Borrowing Base Certificate

D	Form of Assignment and Assumption

E-1	Form of Borrower Joinder Agreement

E-2	Form of Subsidiary Guarantor Joinder Agreement

F	Form of Lender Joinder Agreement

G	Form of Security and Pledge Agreement

H	Form of OP Pledge Agreement

I	Form of Request for Extension

J	Form of Hazardous Materials Indemnity Agreement

6.02(c)	Eligible Tenant Information

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Credit Agreement” or this “Agreement”) is entered into as of January 31, 2012, by and among AVIV FINANCING V, L.L.C., a Delaware limited liability company (the “Parent Borrower”), THE OTHER BORROWERS LISTED ON SCHEDULE 1.01 ATTACHED HERETO (each of the foregoing entities, each of the entities from time to time executing a Joinder Agreement pursuant to Section 6.14(a) hereof, and the Parent Borrower, each individually a “Borrower” and collectively, the “Borrowers”), AVIV REIT, INC., a Maryland corporation (the “REIT Guarantor”), AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (the “LP Guarantor”), AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership (the “OP Guarantor”), the other Guarantors indentified herein, the Lenders (as defined herein), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GECC”) as Administrative Agent (as defined herein).

WHEREAS, the Borrowers have requested that the Lenders hereunder provide a revolving credit facility in an amount of $187,500,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“1031 Exchange” has the meaning provided in Section 9.13.

“Acquisition Project” means the acquisition of an additional Real Property Asset which for clarity may include acquisitions from Affiliates so long as all the applicable conditions in Section 4.02 are met.

“Adjusted Consolidated EBITDA” means, for the Consolidated Parties for any period, Adjusted Consolidated Net Income for such period, plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income (without duplication): (a) Consolidated Interest Expense; (b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes; (c) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); (d) the amount of integration costs deducted (and not added back) in such period in computing Adjusted Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with acquisitions, not to exceed for any period 10% of Adjusted Consolidated EBITDA (calculated on a pro forma basis for any relevant transaction giving rise to the calculation of Adjusted Consolidated EBITDA but before giving effect to the costs described in this clause (d)); (e) proceeds from any business interruption insurance; (f) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of any Consolidated Party; (g) all extraordinary or non-recurring non-cash gain or loss or expense, together with any related provision for taxes; and (h) all other non-cash items, including deferred rent write-offs (but excluding deferred rental losses) reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long-lived assets pursuant to GAAP, less all non-cash items (other than deferred rental income) increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Consolidated Parties in conformity with GAAP. Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Consolidated Subsidiary shall be added (or subtracted) to Adjusted Consolidated Net Income to compute Adjusted Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Consolidated Subsidiary was included in calculating Adjusted Consolidated Net Income.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred stock of the REIT Guarantor or charges resulting from the redemption of preferred stock of the REIT Guarantor) of the Consolidated Parties for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication: (a) the net income of any Person, other than the Consolidated Parties, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to the Consolidated Parties by such Person during such period; (b) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided, however, that Adjusted Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or Temporary Cash Investments to any Consolidated Party thereof in respect of such period, to the extent not already included therein; (c) the cumulative effect of a change in accounting principles; (d) costs associated with initiating public company reporting, including compliance with the Sarbanes-Oxley Act of 2002, not to exceed an aggregate of $5.0 million; (e) any after-tax gains or losses attributable to asset sales; and (f) all extraordinary gains and extraordinary losses.

“Adjusted Funds From Operations” for any period means the Adjusted Consolidated Net Income for such period, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was added or deducted, as applicable, in calculating such Adjusted Consolidated Net Income): (1) gains or losses from (a) the restructuring or refinancing of Funded Debt or (b) sales of properties; (2) non-cash asset impairment charges; (3) non-cash charges related to redemptions of preferred stock of the REIT Guarantor; (4) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of Consolidated Parties; (5) the amortization of financing fees and the write-off of financing costs; (6) deferred rental income; and (7) any other non-cash charges associated with the sale or settlement of any Swap Contracts or other hedging or derivative instruments.

“Administrative Agent” means GECC in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Fee Letter” means the letter agreement dated as of January 31, 2012 among the Parent Borrower, the REIT Guarantor and the Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of GECC in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Collateral Value Amount” means, with respect to any pool of Borrowing Base Assets as of any date of determination, the sum of the respective Collateral Value Amounts of each of the Borrowing Base Assets in such pool; provided, however, that the sum of the Collateral Value Amounts of all Borrowing Base Assets subject to an Eligible Ground Leasehold shall not exceed 5.00% of the Aggregate Collateral Value Amount.

“Aggregate Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Committed Amount” has the meaning provided in Section 2.01(a), as increased from time to time pursuant to Section 2.01(b).

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Applicable Distribution Period” means (a) for each of the first four fiscal quarters immediately following the Closing Date, the period beginning on the first day of the fiscal quarter during which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the distribution for which reports have been filed with the SEC or provided to the applicable trustee (or if no such reports have yet been required to be filed with the SEC, for which internal financial statements are available), and (b) for each fiscal quarter other than the first four fiscal quarters immediately following the Closing Date, the immediately prior four fiscal quarter period.

“Applicable Percentage” means 4.25%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means GECC, in its capacity as sole lead arranger and sole book manager.

“Asset Management Guarantor” means Aviv Asset Management, L.L.C., a Delaware limited liability company.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assignment of Leases” means an assignment of leases, rents and profits to the Administrative Agent with respect to the applicable Borrower’s interests in a Borrowing Base Asset (which assignment may be contained within the related Mortgage Instrument) as collateral for the Obligations; provided that each such Assignment of Leases shall, subject to the terms and conditions of the applicable underlying lease, directly assign to the Administrative Agent the applicable Borrower’s interest in the following: (a) all existing and future leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of such Borrowing Base Asset (including, without limitation, any applicable Facility Lease), whether written or oral or for a definite period or month-to-month, together with any extensions, renewals, amendments, modifications or replacements thereof, and any options, rights of first refusal, pledges, security agreements and guarantees of any Tenant’s obligations under any lease or sublease now or hereafter in effect with respect to the Borrowing Base Asset (individually, for the purposes of this definition, a “Lease” and collectively, the “Leases”); and (b) all rents (including, without limitation, base rents, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents and payments which are characterized under the terms of the applicable Lease as payments of interest and/or principal with respect to the applicable Borrowing Base Asset), security deposits (to the extent assignable, in whatever form, including cash and letters of credit), tenant escrows, income, receipts, revenues, reserves, issues and profits of the Borrowing Base Asset from time to time accruing, including, without limitation, (i) all rights to receive payments arising under, derived from or relating to any Lease, (ii) all lump sum payments for the cancellation or termination of any Lease, the waiver of any term thereof, or the exercise of any right of first refusal, call option, put option or option to purchase, and (iii) the return of any insurance premiums or ad valorem tax payments made in advance and subsequently refunded. In furtherance (and not limitation) of the foregoing, each Assignment of Leases shall, subject to the terms and conditions contained therein, assign to the Administrative Agent any and all of the applicable Borrower’s rights to collect or receive any payments with respect to the applicable Borrowing Base Asset. Finally, each Assignment of Leases shall, in any case, be in form and substance reasonably satisfactory to the Administrative Agent in its discretion and suitable for recording in the applicable jurisdiction; and “Assignments of Leases” means a collective reference to each such Assignment of Leases.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by the lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT Guarantor and its Consolidated Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the REIT Guarantor and its Consolidated Subsidiaries, including the notes thereto.

“Award” has the meaning provided in Section 6.22.

“Bank of America” means Bank of America, N.A., together with its successors.

“Bank of America Credit Agreement” means that certain Credit Agreement dated as of February 4, 2011, by and among Aviv Financing IV, L.L.C., a Delaware limited liability company, the other borrowers from time to time party thereto, the REIT Guarantor, the LP Guarantor, the OP Guarantor, the other guarantors from time to time party thereto, and Bank of America, as the administrative agent, as the same has been or may be amended, restated, supplemented, or otherwise modified from time to time.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) and any successor statute.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days) or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing an inability to pay its debts generally as they become due.

“Base Rate” means for any day the greater of (a) one percent (1%) per annum and (b) a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Base Rate Bank as its “prime rate,” The “prime rate” is a rate set by the Base Rate Bank based upon various factors including Base Rate Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by Base Rate Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Bank” means Bank of America.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bernfield Designee” means the Person designated by Craig M. Bernfield by written notice to the Administrative Agent and approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

“Bernfield Disabling Event” means, with respect to Craig M. Bernfield, his death, total physical disability or entry by a court of competent jurisdiction adjudicating Craig M. Bernfield incompetent to manage his Person or his estate (unless and until such time as he recovers from total physical disability or such adjudication of incompetence is reversed or revoked).

“Borrower” and “Borrowers” have the meanings given to such terms in the introductory paragraph hereof.

“Borrower Joinder Agreement” means a joinder agreement in the form of Exhibit E-1 to be executed by each new Subsidiary of the Parent Borrower that is required to become a Borrower in accordance with Section 6.14(a) hereof.

“Borrower Materials” has the meaning provided in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans.

“Borrowing Base Amount” means, as of any date of determination, an amount equal to the least of: (i) the Aggregate Collateral Value Amount as of such date for the Borrowing Base Assets, (ii) the Operations Yield Amount as of such date, and (iii) the Rent Yield Amount as of such date.

“Borrowing Base Asset” means a Real Property Asset which, as of any date of determination, satisfies all of the following requirements: (a) such Real Property Asset is 100% owned by a Borrower in fee simple or is leased pursuant to an Eligible Ground Lease by any Borrower; (b) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Asset Deliverables with respect to such Real Property Asset, in each case in form and substance acceptable to the Administrative Agent in its reasonable discretion; (c) such Real Property Asset is not subject to any Lien (other than a Permitted Lien) or any Negative Pledge; (d) such Real Property Asset is free of all material mechanical and structural defects, or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset; (e) such Real Property Asset has been fully developed for use as a Healthcare Facility; (f) such Real Property Asset is leased to and operated by an Eligible Tenant pursuant to a Facility Lease (in connection with each Facility Lease, upon inclusion of any Borrowing Base Asset, the Administrative Agent, on behalf of the Lenders, will enter into an SNDA with the applicable Eligible Tenant or Eligible Tenants under such Facility Lease if an SNDA is required pursuant to the terms hereof); (g) no event of default (after the later of the expiration of any applicable notice and/or cure period and 60 days, excluding any Bankruptcy Event which shall have no cure period) or Bankruptcy Event has occurred and is then continuing under any Facility Lease applicable to such Real Property Asset; (h) no Facility Lease applicable to such Real Property Asset shall have been terminated without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned); (i) no condemnation or condemnation proceeding shall have been instituted (and remain undismissed for a period of ninety (90) consecutive days), in each case, with respect to a material portion of the Real Property Asset; (j) no material casualty event shall have occurred with respect to the improvements located on such Real Property Asset which is not able to be fully remediated with available insurance proceeds and/or funds a Borrower has put into escrow; and (k) no Hazardous Substances are located on or under such Real Property Asset and no other environmental conditions exist in connection with such Real Property Asset which, in each case, constitute a violation of any Environmental Law; “Borrowing Base Assets” means a collective reference to all Borrowing Base Assets in existence at any given time. The Borrowing Base Assets on the Closing Date are set forth on Part I of Schedule 5.12.

“Borrowing Base Asset Deliverables” means, with respect to any Real Property Asset which is proposed for qualification as a “Borrowing Base Asset” hereunder, a collective reference to each of the following (with each such item to be in form and substance reasonably acceptable to the Administrative Agent and delivered to the Administrative Agent with reasonably sufficient notice to allow review of the same) items to be satisfied as a condition to such Real Property Asset initially becoming a Borrowing Base Asset unless otherwise waived by the Administrative Agent in its reasonable discretion:

(a) a fully executed and notarized Mortgage Instrument and Assignment of Leases (or a fully executed and notarized amendment to such existing Mortgage Instrument and/or Assignments of Leases) with respect to such Real Property Asset and a related legal opinion from special local counsel to the Borrowers opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be reasonably required by the Administrative Agent;

(b) a fully executed copy of any Facility Lease applicable to such Real Property Asset, together with an estoppel certificate from the applicable Eligible Tenant and an SNDA with respect to such Facility Lease to the extent such Facility Lease is not automatically subordinate to the applicable Mortgage Instrument pursuant to the terms of such Facility Lease;

(c) in the case of a Real Property Asset which constitutes a ground leasehold interest (each such ground lease interest meeting the requirements of clauses (i) and (ii), an “Eligible Ground Leasehold”), evidence that (i) the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been properly recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens and required landlord consents) on such ground leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders and (ii) such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers, consents and/or agreements from the lessor under such Eligible Ground Lease as are required by the terms thereof or otherwise reasonably requested by the Administrative Agent;

(d) maps or plats of an as-built survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(e) a FIRREA-compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent (or otherwise acceptable to the Administrative Agent, in its discretion) with respect to such Real Property Asset (it being understood that (i) any such appraisal issued during the calendar year of 2011 shall be acceptable to the Administrative Agent so long as the reliance language set forth therein is acceptable to the Administrative Agent in its sole discretion and (ii) any such appraisal issued prior to January 1, 2011, shall be re-issued and/or updated in a manner acceptable to the Administrative Agent in its sole discretion);

(f) evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and use requirements; provided, that it is understood that (i) zoning letters or an appropriate zoning endorsement to the applicable Mortgage Policy shall be deemed satisfactory evidence of compliance and (ii) legal non-conforming uses and structures shall be permitted subject to documentation reasonably satisfactory to the Administrative Agent;

(g) an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (the “Mortgage Policy”), naming the Administrative Agent as insured party for the benefit of the Lenders, insuring that the Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (i) be in an amount equal to the Collateral Value Amount for such Real Property Asset, (ii) be from an insurance company reasonably acceptable to the Administrative Agent (it being agreed that as of the Closing Date, Chicago Title Insurance Company is acceptable to the Administrative Agent), (iii) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and (iv) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(h) evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Real Property Asset is a Flood Hazard Property, (i) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Real Property Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders under a standard mortgagee endorsement;

(i) copies of all existing material subleases which would have been required to be disclosed on Part IV of Schedule 5.12 hereof with respect to such Real Property Asset if approved as a Borrowing Base Asset;

(j) evidence that the Tenant under the applicable Facility Lease is an Eligible Tenant;

(k) a Phase I environmental assessment and, if reasonably required by the Administrative Agent, a Phase II environmental assessment, from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Substances are located on or under such Real Property Asset, taking into account the use of such Real Property Asset;

(l) a current engineering report or architect’s certificate with respect to such Real Property Asset, covering, among other matters, inspection of heating and cooling systems, roof and structural details and showing no failure of compliance with building plans and specifications, applicable legal requirements (including requirements of the Americans with Disabilities Act) and fire, safety and health standards (the “Property Condition Report” whether one or more), which shall, if reasonably requested by Administrative Agent, also include an assessment of such Real Property Asset’s tolerance for earthquake and seismic activity;

(m) if required by the Administrative Agent and to the extent available, certificates of occupancy for each such Real Property Asset or evidence of the issuance thereof; and

(n) evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C-3 hereto delivered to the Administrative Agent pursuant to the terms of this Agreement, including, without limitation, pursuant to Section 2.15(b), Section 4.01(k), Section 6.02(b), Section 6.18 or more frequently at the option of the Parent Borrower and (a) setting forth each Real Property Asset of the Borrowers, identifying which of such Real Property Assets are Borrowing Base Assets and certifying (subject to the qualifications set forth in clause (b) herein) the Collateral Value Amount with respect to each such Borrowing Base Asset, the Aggregate Collateral Value Amount, the Operations Yield Amount, and the Rent Yield Amount, (b) certifying (in the Borrowers’ good faith and based upon their own information and the information made available to any Borrower by the applicable Eligible Tenants, which information the Borrowers believe in good faith to be true and correct in all material respects) (i) as to the calculation of the Borrowing Base Amount as of the date of such certificate and (ii) that each Real Property Asset used in the calculation of the Borrowing Base Amount meets each of the criteria for qualification as a Borrowing Base Asset and (c) providing such other information with respect to the Real Property Assets and/or the Borrowing Base Assets as the Administrative Agent may reasonably require.

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the respective Credit Parties, as applicable, at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in the State of Illinois or the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Consolidated Borrower Parties, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) with payments from Eligible Tenants, or (d) with judgments or awards from legal proceedings.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Casualty” has the meaning specified in Section 6.21.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events: (a) any Person or two or more Persons acting in concert, other than Permitted Holders, shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the REIT Guarantor (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the REIT Guarantor, (b) during any period of up to twelve (12) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twelve (12) month period were directors of the REIT Guarantor (together with any new director whose election by the REIT Guarantor’s Board of Directors or whose nomination for election by the REIT Guarantor’s shareholders was (i) approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) made in accordance with any voting agreement to which the REIT Guarantor is then a party and which was in effect on the Closing Date) cease for any reason other than death, disability or conflict of interest to constitute a majority of the directors of the REIT Guarantor then in office, (c) the Parent Borrower shall fail to own (directly or indirectly) 100% of the Capital Stock of the other entities which are Borrowers from time to time under the Credit Agreement, (d) at any time prior to an IPO of the REIT Guarantor or any successor to the REIT Guarantor, Day-to-day Management Control of the Borrowers shall fail to be vested in Craig M. Bernfield or the Bernfield Designee; provided, however, that upon the occurrence of a Triggering Event, a Change of Control shall not be deemed to have occurred under this clause (d) if LG controls the Board of Directors of the REIT Guarantor and the REIT Guarantor employs a Qualified Healthcare Executive to control day-to-day management of the Borrowers within six (6) months after such Triggering Event, or (e) the occurrence of a “Change of Control” or any equivalent term or concept under the Senior Notes Indenture. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 under the Securities Exchange Act of 1934.

“Closing Date” means January 31, 2012.

“CMS” means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering the Medicare, Medicaid, SCHIP (State Children’s Health Insurance), HIPAA, CLIA (Clinical Laboratory Improvement Amendments), and any other federal health-related programs affecting the operation of the Real Property Assets.

“Collateral” means a collective reference to all real and personal property (including without limitation, the Borrowing Base Assets) with respect to which Liens in favor of the Administrative Agent are either executed, identified or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Mortgage Instruments, the Security Agreements, the Assignments of Leases and any UCC financing statements securing payment hereunder, or any other documents securing the Obligations under this Credit Agreement or any other Credit Document.

“Collateral Value” means, with respect to any Real Property Asset as of any date of determination, an amount equal to the “as-is” appraised value of such Real Property Asset (on an individual, as opposed to portfolio value, basis), as determined by the most recently delivered FIRREA-compliant MAI appraisals commissioned, reviewed and approved by the Administrative Agent or otherwise acceptable to the Administrative Agent in its reasonable discretion (it being understood that (a) the Collateral Value will reflect any value adjustment by reason of the of the existence of the Facility Lease thereon, but shall otherwise be valued free of all liens and encumbrances and (b) no reappraisal will be required to determine Collateral Value except (i) at the option of the Borrowers (in which case, such reappraisals shall be FIRREA-compliant, cover the entire portfolio of the Borrowers’ Real Property Assets, and otherwise subject to the approval of the Administrative Agent), (ii) in connection with an extension of the Maturity Date, (iii) pursuant to Section 6.17 and (iv) in connection with the addition of a new Real Property Asset as a Borrowing Base Asset with respect to such new Real Property Asset).

“Collateral Value Amount” means, with respect to any Real Property Asset, an amount equal to (a) seventy percent (70%) multiplied by (b) the Collateral Value as of such date for such Borrowing Base Asset.

“Commitment” means the Revolving Commitment.

“Commitment Period” means the period from and including the Funding Date to the earlier of (a) the Maturity Date and (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1; provided that each such Compliance Certificate shall, in any case, include (without limitation): (a) an updated version of Schedules 5.11, 5.12, 5.13 and 5.17 along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, then Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.17 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules and (b) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“CON” has the meaning provided in Section 6.20.

“Condemnation” has the meaning provided in Section 6.22.

“Consolidated Borrower Interest Expense” means, for the Consolidated Borrower Parties, for the most recently ended fiscal quarter for which financial information has been delivered to the Administrative Agent pursuant to the terms of this Credit Agreement, all interest expense and letter of credit fee expense, on a consolidated basis in accordance with GAAP during such period, annualized; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Borrower Parties” means the Parent Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated EBITDA (Borrowers)” means, for the Consolidated Borrower Parties for any period, the sum of (a) net income of the Consolidated Borrower Parties, in each case, excluding non-cash expenses related to stock-based incentive compensation programs and any non-recurring or extraordinary gains and losses and expense and/or increase resulting in change of fair value from derivatives, plus (b) an amount which, in the determination of net income for such fiscal quarter pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Borrower Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Borrower Interest Expense per GAAP), (ii) income taxes, (iii) depreciation and amortization (including deferred financing costs) and (iv) any non-recurring fees and expenses related to this Credit Agreement and the transactions contemplated hereby, any Acquisition Project, any Renovation Project or any Release or similar transaction permitted hereunder and whether or not such transactions close, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA to (b) Consolidated Fixed Charges for the most recently completed four (4) fiscal quarters.

“Consolidated Fixed Charges” means, for any Person (or consolidated group of Persons) for any period, (a) Consolidated Interest Expense for such Person (or consolidated group of Persons) for such period, plus (b) principal payments of Consolidated Funded Debt for such Person (or consolidated group of Persons) for such period (including, for purposes hereof, reductions in commitments, but excluding any payment of principal under the Credit Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it), plus (c) dividends and distributions paid on preferred stock, if any, of such Person (or consolidated group of Persons) for such period, in each case, on a consolidated basis determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, all Funded Debt of the Consolidated Parties determined on a consolidated basis.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Funded Debt of the Consolidated Parties during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication): (i) the interest portion of any deferred payment obligations; (ii) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing; (iii) the net cash costs associated with Swap Contracts and Funded Debt that is guaranteed or secured by assets of the Consolidated Parties; and (iv) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Consolidated Parties; excluding, to the extent included in interest expense above, (A) the amount of such interest expense of any Consolidated Subsidiary if the net income of such Consolidated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Consolidated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (b) of the definition thereof), as determined on a consolidated basis in conformity with GAAP and (B) (i) accretion of accrual of discounted liabilities not constituting Funded Debt, (ii) any expense resulting from the discounting of any outstanding Funded Debt in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees (but not revolving loan commitment fees, including, without limitation, any fees associated with the exercise of the option to increase the Facility Amount) and (v) non-cash costs associated with Swap Contracts.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt minus the aggregate amount of (i) unrestricted cash on deposit held in accounts in the name of any Consolidated Party and (ii) unrestricted Cash Equivalents of any Consolidated Party as of such date to (b) Adjusted Consolidated EBITDA for the most recently completed four (4) fiscal quarters.

“Consolidated Parties” means the REIT Guarantor and its Consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the REIT Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP.

“Consolidated Tenant EBITDAR” means, for any period, the combined unaudited financial results as reported periodically by the Tenants of the Borrowing Base Assets calculated as net income for such period plus, to the extent deducted in determining such net income, interest expense, rent expense paid to any Borrower, income tax expense, depreciation and amortization, excluding any other non-recurring or extraordinary gains or losses as reported by the Tenants, a 5% management fee and a Capital Expenditure reserve of $350 per year per available bed in operation per year for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Credit Documents” means this Credit Agreement, the Collateral Documents, the Notes, the Administrative Agent’s Fee Letter, the Joinder Agreements, the Borrowing Base Certificates, the Compliance Certificates, the Hazardous Materials Indemnity Agreement, and Secured Swap Contracts.

“Credit Party” means, as of any date, the Borrowers and any Guarantor which is a party to the Guaranty as of such date; and “Credit Parties” means a collective reference to each of them.

“Daily Unused Fee” means, for any day during the Commitment Period, an amount equal to (a) one hundred basis points (1.00%) per annum multiplied by (b) the amount by which the Aggregate Commitments exceed the Outstanding Amount.

“Day-to-day Management Control” means, with respect to the Borrowers, any Person for so long as such Person either (a) controls the Board of Directors of the REIT Guarantor, or (b) holds a management position with the REIT Guarantor or the LP Guarantor with authority, including shared authority with other members of management, to direct day-to-day management of the Borrowers.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Service” means for any Person for any period, the amount of all scheduled principal payments due and owing and Consolidated Interest Expense in respect of Funded Debt of such Person and all payments paid (net of receipts) under Swap Contracts related to such Funded Debt.

“Debt Service Coverage Ratio” means the ratio, expressed as a percentage, as of any date of determination, of (a) Rental Revenue for the most recently completed four (4) fiscal quarter period, to (b) Debt Service for the Consolidated Borrower Parties during the same period.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) three percent (3%) per annum, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Parent Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution Coverage Ratio” means for the most recently completed four fiscal quarter period, an amount equal to the following for such period: (i) Consolidated EBITDA (Borrowers) less (a) Capital Expenditures that are not financed by any debt and (b) distributions to equityholders of the Consolidated Borrower Parties (excluding previous year non-distributable funds that would otherwise have been distributed by the Consolidated Borrower Parties but for the restrictions contained in this Agreement) divided by (ii) all required cash Consolidated Borrower Interest Expense plus required periodic scheduled amortization payments of principal on the Loans.

“Dollar” or “$” means the lawful currency of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless an Event of Default has occurred and is continuing, the Parent Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the REIT Guarantor or any of the REIT Guarantor’s Affiliates or Subsidiaries.

“Eligible Ground Leasehold” has the meaning ascribed in clause (c) of the definition of Borrowing Base Asset Deliverables.

“Eligible Ground Lease” means, at any time, a lease (a) under which a Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements or has a valid lease in existing improvements located thereon, (b) that on the date of acquisition has a remaining term of not less than thirty (30) years, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from such Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to such Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is subject to a then continuing Bankruptcy Event, (e) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and (f) where the Borrowers’ interest in the underlying Real Property Asset or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to the Administrative Agent and the Required Lenders, in their discretion, or (ii) any Negative Pledge. The Eligible Ground Leases on the Closing Date are set forth on Schedule 5.12.

“Eligible Tenant” means a Tenant (a) which (i) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (A) the applicable grace period with respect thereto, if any, and (B) sixty (60) days and (ii) is not subject to a then-continuing Bankruptcy Event and (b)(i) which is set forth on Schedule 5.12 hereto on the Closing Date; (ii) for whom the Administrative Agent shall have received (A) a written request from the Parent Borrower requesting the approval of all Tenant Background Information with respect to such Tenant or prospective Tenant as an “Eligible Tenant,” (B) a certification from the Parent Borrower that on a pro forma basis, such proposed Tenant represents less than or equal to 10% of Rental Revenue and (C) all Tenant Background Information which the Administrative Agent shall have fifteen (15) Business Days from such date to complete its review; or (iii) which has otherwise been consented to by the Administrative Agent, such consent not to be unreasonably withheld. If the Administrative Agent has not responded to the Parent Borrower’s request within fifteen (15) Business Days after the Parent Borrower has submitted the required Tenant Background Information, then the Tenant Background Information review shall be deemed to be satisfactory for such Tenant. To the extent the Administrative Agent shall determine that such requested Tenant is not reasonably acceptable in all material respects as required by this definition of Eligible Tenant, it shall specify the reasons for such determination.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including those related to wastes, air emissions and wastewater discharges.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the LP Guarantor or the OP Guarantor within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability by a Governmental Authority under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Guarantor or any ERISA Affiliate.

“Event of Default” has the meaning provided in Section 8.01.

“Excluded Collateral” has the meaning provided in the Security and Pledge Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between it and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from the Administrative Agent or any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Credit Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii); (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law after the date such Foreign Lender becomes party to this Agreement) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) and (e) any withholding Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as in effect after December 31, 2012 under FATCA to establish that such payment is exempt from withholding under FATCA.

“Existing GE Capital Credit Agreement” means that certain Credit Agreement dated as of September 17, 2010, by and among Aviv Financing I, L.L.C., a Delaware limited liability company, the other borrowers from time to time party thereto, the lenders from time to time party thereto, and GECC as the administrative agent, as the same has been or may be amended, restated, supplemented, or otherwise modified from time to time.

“Extension of Credit” means any Borrowing.

“Facility Lease” means each lease or master lease with respect to any Real Property Asset from the applicable Borrower as lessor, to an Eligible Tenant, which, in the reasonable judgment of the Administrative Agent, is substantially a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Real Property Asset (before non-cash items) equals the base rent paid thereunder, as the foregoing may be amended and extended from time to time after the Closing Date in accordance with and subject to the terms of this Agreement and, if required, the SNDA applicable thereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Base Rate Bank on such day on such transactions as determined by the Administrative Agent.

“Flood Hazard Property” has the meaning provided in the definition of “Borrowing Base Deliverables” contained in this Section 1.01.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person (or consolidated group of Persons) at any date of determination (without duplication):

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(e) all Capitalized Lease Obligations and Attributable Debt;

(f) all Funded Debt of other Persons secured by a lien on any asset of such Person, whether or not such Funded Debt is assumed by such Person; provided, however, that the amount of such Funded Debt shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Funded Debt;

(g) all Funded Debt of other Persons guaranteed by such Person to the extent such Funded Debt is guaranteed by such Person;

(h) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Swap Contracts.

The amount of Funded Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that: (a) the amount outstanding at any time of any Funded Debt issued with original issue discount shall be deemed to be the face amount with respect to such Funded Debt less the remaining unamortized portion of the original issue discount of such Funded Debt at the date of determination in conformity with GAAP; (b) Funded Debt shall not include any liability for foreign, federal, state, local or other taxes; (c) Funded Debt shall not include any indemnification, earnouts, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Funded Debt incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; and (d) Funded Debt shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Funding Date” means February 1, 2012.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“GECC” has the meaning provided in the introductory paragraph hereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, as of any date, the REIT Guarantor, the LP Guarantor, the OP Guarantor or any Subsidiary Guarantor which is a party to the Guaranty as of such date; and “Guarantors” means a collective reference to each of them.

“Guaranty” means the Guaranty made by the Guarantors under Article XI in favor of the Lenders, together with each joinder agreement delivered pursuant to Section 6.14.

“Hazardous Materials Indemnity Agreement” means that certain Hazardous Materials Indemnity Agreement by Borrowers and REIT Guarantor for the benefit of the Lenders dated as of the date hereof in the form and substance satisfactory to the Administrative Agent, as in the form of Exhibit J, as amended, supplemented, restated or otherwise modified from time to time.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

“Healthcare Capital Guarantor” means Aviv Healthcare Capital Corporation, a Delaware corporation.

“Healthcare Facilities” means any skilled nursing facility, mentally and developmentally disabled facility, rehab hospital, long term acute care facility, intermediate care facility for the mentally disabled, assisted living facility, independent living facility, Alzheimer’s care facility, continuing care retirement community, mental health facility, life science facility, medical office building, hospital or other property typically owned by healthcare real estate investment trusts and any ancillary businesses that are incidental to the foregoing.

“Healthcare Laws” has the meaning provided in Section 5.19(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the related regulations set forth at 45 CFR Parts 160 and 164.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on that portion of the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Liabilities” has the meaning provided in Section 10.04(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 10.04.

“Information” has the meaning provided in Section 10.07.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Payment Date” means the first day of each calendar month. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, for any LIBOR Loan, each period commencing on the date the initial LIBOR Loan is made, or after the initial Interest Period, the most recent LIBOR Reset Date, and ending on the last calendar day immediately preceding the next LIBOR Reset Date; provided, that, if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall be deemed to end on the Maturity Date. In no event may Borrowers have more than one (1) Interest Period in respect of Loans from all Lenders outstanding at any one time and to the extent any Loan does not qualify for such Interest Period, such loan shall bear interest at the Base Rate.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws if such event could reasonably be expected to have a Material Adverse Effect.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance (other than deposits with financial institutions available for withdrawal or demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrowers.

“IPO” means an initial public offering of shares of common stock registered under the Securities Laws.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means any Borrower Joinder Agreement or Lender Joinder Agreement.

“Joint Commission” has the meaning given to such term in Section 5.19(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) each of the Persons identified as a “Lender” on the signature pages hereto and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns and (b) solely for the purpose of obtaining the benefit of the Liens granted to the Administrative Agent for the benefit of the Lenders under the Collateral Documents, a Person to whom any Obligations in respect of a Secured Swap Contract are owed (including each of the Secured Swap Counterparties). For avoidance of doubt, any Person to whom any Obligations in respect of a Secured Swap Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit F, executed and delivered in accordance with the provisions of Section 2.01(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“LG” means LG Aviv L.P., a Delaware limited partnership, or any other investment fund that is an Affiliate of Lindsay Goldberg LLC.

“LIBOR Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“LIBOR Rate” means the greater of (a) one (1.00%) per annum and (b) for each Interest Period, the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for a 90-day period appearing on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) two (2) Business Days prior to the commencement of each Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 page at such time, the “LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposit in Dollars in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other comparable method to determine such offered rate as may be selected by the Administrative Agent in its reasonable discretion.

“LIBOR Reset Date” means (a) for the first LIBOR Reset Date following the Closing Date, April 2, 2012, and (b) for each subsequent LIBOR Reset Date, the first Business Day of the third calendar month after the month in which the immediately preceding LIBOR Reset Date occurs.

“Lien” means any mortgage, deed of trust, deed to secured debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan and the Base Rate Loans and LIBOR Loans comprising such Revolving Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans, or (b) a continuation of LIBOR Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“LP Guarantor” has the meaning provided in the introductory paragraph hereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), performance, condition (financial or otherwise) or prospects of the Credit Parties, taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under this Credit Agreement, any Collateral Document, the Hazardous Materials Indemnity Agreement, any Note, the guaranty provided hereunder by the REIT Guarantor, the LP Guarantor or the OP Guarantor, or any other material Credit Document, or of the ability of (i) any Borrower, (ii) the REIT Guarantor, the LP Guarantor or the OP Guarantor or (iii) the other Credit Parties, taken as a whole, to perform their obligations under any Credit Document to which it is a party, or (c) a material adverse effect upon a substantial portion of the Collateral or a material adverse effect upon the legality, validity, binding effect or enforceability against (i) any Borrower, (ii) the REIT Guarantor, the LP Guarantor or the OP Guarantor or (iii) the other Credit Parties, taken as a whole, of any Credit Document taken as a whole.

“Material Contract” means, any agreement the breach, nonperformance or cancellation of which could reasonably be expected to have a Material Adverse Effect; provided that Facility Leases shall not be considered Material Contracts under this Agreement.

“Maturity Date” means the later of (a) January 31, 2016, and (b) if maturity is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. §§ 1396 et seq. and related regulations.

“Medical Services” means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes, without limitation, physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 §§ et seq. and related regulations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instrument” means, for any Borrowing Base Asset, a first lien priority fee or leasehold mortgage, deed of trust or deed to secure debt in favor of the Administrative Agent (for the benefit of the Lenders) with respect to such Borrowing Base Asset. Each Mortgage Instrument shall be in form and substance satisfactory to the Administrative Agent and suitable for recording in the applicable jurisdiction.

“Mortgage Policy” shall have the meaning assigned to such term in the definition of “Borrowing Base Asset Deliverables” contained in this Section 1.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Guarantor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Credit Agreement; and provided further, however, that any provision under the Senior Notes Indenture and/or any other document relating to the Senior Notes that may be included within this definition of “Negative Pledge” shall not constitute a “Negative Pledge” for purposes of this Credit Agreement.

“Notes” means the Revolving Notes; and “Note” means any one of them.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Secured Swap Contract of any Credit Party to which a Secured Swap Counterparty is a party.

“Operations Yield Amount” means, as of any date of determination, an amount equal to (a) Consolidated Tenant EBITDAR for the most recently completed two (2) fiscal quarter period for which financial statements have been delivered pursuant to the terms of this Credit Agreement multiplied by 2 divided by (b) 18.6%.

“OP Guarantor” has the meaning provided in the introductory paragraph hereof.

“OP Limited Partner Guarantor” means Aviv OP Limited Partner, L.L.C., a Delaware limited liability company.

“OP Pledge Agreement” means that certain pledge agreement executed by the OP Guarantor, dated as of the Closing Date and in the form of Exhibit H, as amended, supplemented, restated or otherwise modified from time to time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means as of any date of determination, the aggregate outstanding principal amount of all Revolving Loans after giving effect to any Borrowings and prepayments or repayments of Revolving Loans occurring on such date.

“Parent Borrower” has the meaning provided in the introductory paragraph hereto.

“Participant” has the meaning provided in Section 10.06(d).

“Patriot Act” has the meaning provided in Section 10.20.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Guarantor or any ERISA Affiliate or to which any Guarantor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Holders” means LG Aviv L.P. (and any other investment fund that is an Affiliate of Lindsay Goldberg LLC), and Craig Bernfield (and any other member of management of the REIT Guarantor or entities controlled by Craig Bernfield or any other member of management and established for estate planning purposes).

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet delinquent (other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP); (b) Liens evidencing the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals, in each case, incurred in the ordinary course of business and which are not at the time required to be paid or discharged or that are being contested in good faith and for which a bond or other assurance has been posted as required by applicable Law; provided, that with respect to any Borrowing Base Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance reasonably satisfactory to the Administrative Agent or otherwise contests in accordance with Section 7.01; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (d) zoning restrictions, easements, licenses, rights-of-way, covenants, reservations and other rights, restrictions or encumbrances on the use of Real Property Assets, which do not materially detract from the value of such property or materially impair the use thereof for the business of such Person; (e) Liens in existence as of the Closing Date as set forth on Schedule 7.01 and, with respect to the Borrowing Base Properties, as set forth on the Mortgage Policies (or updates thereto) delivered in connection herewith; (f) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders; (g) Liens arising pursuant to Facility Leases; (h) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement; (j) liens arising pursuant to leases or subleases of immaterial portions of any Real Property Asset owned by any of the Borrowers granted to others not interfering in any material respect with such Real Property Asset or the business of the applicable Borrower; (k) Liens created by or resulting from any litigation or legal proceeding that does not constitute an Event of Default which is being contested in good faith in accordance with Section 7.01; (l) any Liens in deposit accounts in favor of the financial institution at which such accounts are held on items in collection (and documents related thereto) arising in the ordinary course of business under Article 4 of the Uniform Commercial Code; (m) additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $250,000 in the aggregate for all Borrowers at any one time outstanding; and (n) Liens and encumbrances accepted or permitted in writing by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Guarantor or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning provided in Section 6.02.

“Pledged Equity” has the meaning provided in Section 1(b) of the Security and Pledge Agreement and Section 2(a) of the OP Pledge Agreement, as applicable.

“Prohibited Person” means any Person (i) listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions, of the Executive Order; (iii) with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or (vi) who is an Affiliate of a Person listed in clauses (i)—(v) above.

“Qualified Healthcare Executive” means a reputable individual or management company with executive experience managing a healthcare property management company.

“Public Lender” has the meaning provided in Section 6.02.

“Real Property Asset” means, a parcel of real or leasehold property, together with all improvements (if any) thereon (including all tangible personal property owned by the person owning such real or leasehold property) owned in fee simple or leased pursuant to an Eligible Ground Lease by any Borrower; “Real Property Assets” means a collective reference to each Real Property Asset. The Real Property Assets on the Closing Date are set forth on Parts I and II of Schedule 5.12.

“Register” has the meaning provided in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“REIT Guarantor” has the meaning provided in the introductory paragraph hereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” has the meaning provided in Section 9.12(b).

“Release Price” has the meaning provided in Section 9.12(b).

“Release Project” has the meaning provided in Section 9.12(b).

“Renovation Project” means the renovation of a Real Property Asset subsequent to the Closing Date, whether to a currently owned Real Property Asset or as part of an Acquisition of a Real Property Asset, including any acquisition which includes material amounts for replacement or refurbishment of any furniture, fixtures or equipment in the Real Property Asset.

“Rental Revenue” means all cash amounts collected by the Consolidated Borrower Parties relating to the Borrowing Base Assets (which shall include (i) rental income characterized for accounting purposes as interest on or repayments of loans for tenant improvements but excluding any notes payable for past due rent and any rent for any Borrowing Base Asset for any time it is operated by any Credit Party or Affiliate as a Short Term Operator, and (ii) accrued rent reasonably acceptable to the Administrative Agent for assets transitioned in the most recently completed twelve (12) month period (provided, that with respect to any ground leased Borrowing Base Asset, all such cash amounts collected shall be net of any rental payments required to be paid by LP Guarantor or the Borrowers under any such ground lease)) for the period in question (and if none specified, then for the most recently completed four (4) fiscal quarter period), as determined under GAAP (excluding any straight lining of rent), but excluding (a) nonrecurring income and non-property related income and any notes payable (as determined by Administrative Agent in its reasonable discretion) and income from tenants and/or residents that is classified as “bad debt” under generally accepted accounting principles, (b) other revenue for such period not to exceed ten percent (10%) of the amounts included in clause (a) above for laundry, vending, parking and other occupancy payments (but excluding late fees and interest income) based upon collections for such period; and (c) amounts during any such restoration under Section 6.21.

“Rent Yield Amount” means, as of any date of determination, an amount equal to (a) Rental Revenue for the most recently completed two (2) fiscal quarter period for which financial statements have been delivered pursuant to the terms of this Credit Agreement, multiplied by 2 divided by (b) 15.5%.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, as of any date of determination, the Administrative Agent and one or more Lenders which, together with the Administrative Agent, have more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Article VIII, one or more Lenders holding in the aggregate more than 50% of the Revolving Loans; provided that the Revolving Commitment of, and the portion of the Revolving Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, and chief operating officer of any Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to share in the Revolving Loans hereunder up to such Lender’s Revolving Commitment Percentage thereof.

“Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Committed Amount. The initial Revolving Commitment Percentages are set forth on Schedule 2.01.

“Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set forth on Schedule 2.01.

“Revolving Loans” has the meaning provided in Section 2.01.

“Revolving Note” means the promissory notes in the form of Exhibit B, if any, given to each Lender to evidence the Revolving Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Consolidated Party of any property, whether owned by the Consolidated Party at the Closing Date or later acquired, which has been or is to be sold or transferred by the Consolidated Party to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Contract” means any Swap Contract that (a) has been entered into with a Secured Swap Counterparty, (b) in the case of a Swap Contract not entered into with or provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, is expressly identified as being a “Secured Swap Contract” hereunder in a joint notice from such Credit Party and such Person delivered to, and acknowledged by, the Administrative Agent reasonably promptly after the execution of such Swap Contract and (c) meets the requirements of Section 7.02(d).

“Secured Swap Counterparty” means (a) a Person who has entered into a Swap Contract with a Credit Party if such Swap Contract was provided or arranged by the Administrative Agent or an Affiliate of the Administrative Agent, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Swap Contract with a Credit Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Swap Contract).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Borrower Parties pursuant to which such member of the Consolidated Borrower Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (to a special purpose subsidiary or affiliate or any other Person.

“Security and Pledge Agreement” means that certain security and pledge agreement executed by each Borrower, dated as of the Closing Date and in the form of Exhibit G, as amended, supplemented, restated or otherwise modified from time to time.

“Security Agreements” means (a) the Security and Pledge Agreement and (b) the OP Pledge Agreement.

“Senior Notes” means those certain senior unsecured notes issued pursuant to the Senior Notes Indenture, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes Indenture” means that certain Indenture dated as of February 4, 2011, by and among the Senior Notes Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Notes Issuers” means the LP Guarantor and Aviv Healthcare Capital Corporation.

“Short Term Operator” means any Credit Party which due to exigent circumstances becomes the operator of any Real Property Asset provided that such operation shall not continue for more than nine months from its inception and shall impact no more than three (3) Real Property Assets at any time and not represent more than 5.00% of the Aggregate Collateral Value Amount at any time or as otherwise reasonably acceptable to the Administrative Agent.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SNDA” means, with respect to any Facility Lease of a Borrowing Base Asset, a subordination, non disturbance and attornment agreement by and among Administrative Agent, on behalf of the Lenders, and the Eligible Tenants who are a party to the Facility Lease, in form and substance reasonably acceptable to the Administrative Agent.

“State Regulator” means the applicable state department of health or other applicable state regulatory agency with jurisdiction over the Borrowers, the Eligible Tenants or the Real Property Assets with respect to the Healthcare Laws affecting the maintenance, use or operation of the Real Property Assets or the provision of services to the occupants of the Real Property Assets.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the LP Guarantor.

“Subsidiary Guarantor” means each Subsidiary of the REIT Guarantor other than (a) the Borrowers, the LP Guarantor and the OP Guarantor, (b) the Unrestricted Subsidiaries, (c) any Subsidiary (other than Aviv Healthcare Capital Corporation) which does not guarantee the obligations of the Senior Notes Issuers under the Senior Notes Indenture or any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, (d) any Subsidiary which is prohibited by the terms of secured financing documents from being a Guarantor hereunder, (e) any Subsidiary that is not required by the provisions of this Agreement (including Section 11.08) to be a Guarantor hereunder and (f) any Subsidiary that is a “Borrower” under the Existing GE Capital Facility, and (g) any Subsidiary that is released from being a Guarantor hereunder by the provisions of this Agreement (including Section 11.08).

“Subsidiary Guarantor Joinder Agreement” means a joinder agreement in the form of Exhibit E-2 to be executed by each Subsidiary from time to time required to be a Subsidiary Guarantor by Section 6.14(b), other than such Subsidiaries that are initial Guarantors under the Guaranty.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark to market values for such Swap Contracts, as determined based upon one or more mid market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any of the following: (1) United States dollars; (2) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (3) time deposit accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state or jurisdiction thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above; (5) commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the REIT Guarantor) organized and in existence under the laws of the United States of America or any state or jurisdiction thereof with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P; (6) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and (7) any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition.

“Tenant” means any Person who is a lessee with respect to any lease held by a Borrower as lessor or as an assignee of the lessor thereunder.

“Tenant Background Information” means standard background checks and due diligence related to compliance with the Bank Secrecy Act, the Patriot Act and any other federally regulated customer due diligence requirements that may be or become applicable to any tenant or potential tenant.

“Threshold Amount” means (a) with respect to the Borrowers, $3,000,000 and (b) with respect to each of the REIT Guarantor, the LP Guarantor and the OP Guarantor, $20,000,000.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Triggering Event” means the occurrence of either of the following events: (a) following a Bernfield Disabling Event, the Day-to-day Management Control of the Borrowers not being vested in the Bernfield Designee or (b) LG being vested with the right to replace Craig M. Bernfield and the Bernfield Designee.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a LIBOR Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiaries” means the “Unrestricted Subsidiaries” as such term is defined from time to time in the Senior Notes Indenture; provided, that to the extent the Senior Notes Indenture is, for any reason, terminated, the term “Unrestricted Subsidiaries” shall, for the remainder of the term of this Agreement, have the meaning assigned to such term in the Senior Notes Indenture immediately prior to the termination thereof.

“Unused Fee” shall have the meaning given such term in Section 2.07(a).

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02. Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year that ended December 31, 2010, except as otherwise specifically prescribed herein.

(b) The Parent Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(c) The parties hereto acknowledge and agree that if any Consolidated Borrower Party makes an acquisition or Disposition of assets during a period or is required to include the financial information of the Person to be acquired into pro forma covenant compliance calculations prior to consummating such acquisition, all calculations of the financial covenants, including “Consolidated Tenant EBITDAR” and “Rental Revenue,” shall be determined on a pro forma basis as if such acquisition or Disposition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of such period, the operating results of any acquired Person for any affected fiscal periods shall be determined by reference to financial information prepared by the prior owners thereof (or by such Consolidated Borrower Party, after any such acquisition), the Consolidated Tenant EBITDAR and Rental Revenue, as applicable, for any such acquisition shall be determined by such Consolidated Borrower Party based on the anticipated Consolidated Tenant EBITDAR and Rental Revenue, as applicable, expected to be generated by such Borrowing Base Asset and, in the case of a Disposition of any Borrowing Base Asset or other material asset that is not replaced substantially concurrently, the operating results of the assets subject to such Disposition shall be excluded for any affected fiscal periods, in each case, subject to adjustments reasonably satisfactory to the Administrative Agent; provided that if pro forma rent calculations after an acquisition are based upon increases in rent under the Lease over historic rents under that Lease, such increases may be included in the calculation of Rental Revenue at or following such acquisition only if the Tenant (i) has paid such increased rent to such Consolidated Borrower Party following such acquisition or (ii) in the event of a required pro forma calculation, the date for payment of such increased rent has not yet occurred.

1.04. Rounding.

Any financial ratios required to be maintained by the Credit Parties pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06. Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II

COMMITMENTS AND EXTENSIONS OF CREDIT

2.01. Commitments.

Subject to the terms and conditions set forth herein:

(a) Revolving Loans. During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Parent Borrower on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the aggregate outstanding principal amount of Revolving Loans shall not exceed the lesser of (x) ONE HUNDRED EIGHTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($187,500,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Committed Amount”) and (y) the Borrowing Base Amount for such date and (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Loans shall not exceed its respective Revolving Committed Amount. Subject to Sections 3.02 and 3.03, Revolving Loans may consist of LIBOR Loans, as provided herein, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Increase in Revolving Commitments. Subject to the terms and conditions set forth herein, the Parent Borrower may, at any time prior to the then applicable Maturity Date, upon written notice to the Administrative Agent, cause an increase in the Aggregate Committed Amount by up to an aggregate amount not more than EIGHTY-SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($87,500,000); provided, that such increase shall be conditioned and effective upon the satisfaction of the following conditions:

(i) the Borrowers shall obtain (whether through the Arranger or otherwise) commitments for the amount of the increase by first offer to the existing Lenders or if the aggregate commitment increase participated in by the existing Lenders is less than the requested commitment increase, from other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement substantially in the form of Exhibit F attached hereto or other arrangement reasonably acceptable to the Administrative Agent (it being understood that the decision of any existing Lender to participate in such commitment increase shall be at such Lender’s sole discretion, shall be made in writing and no Lender shall have an obligation to participate in any such commitment increase.);

(ii) any such increase shall be in a minimum aggregate principal amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount, if less);

(iii) if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(iv) the Borrowers shall pay to the Administrative Agent and the Arranger all fees required under any fee letter due in connection with the syndication of the increase in the Revolving Committed Amount;

(v) the Borrowers shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised commitment amounts; and

(vi) the conditions to the making of a Revolving Loan set forth in Section 4.02 shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith. The Parent Borrower shall not be permitted to cause more than two (2) increases in the Aggregate Committed Amount following the Closing Date.

2.02. Borrowings and Continuations.

(a) Each Borrowing, and each continuation of LIBOR Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowings or continuations. Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing or continuation shall be in a principal amount of, with respect to LIBOR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) the requested date of such Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed or continued.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the party referenced in the applicable Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable party on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower.

(c) Unless otherwise specified to the contrary in this Agreement, each LIBOR Loan shall be reset and continued as a LIBOR Loan on each LIBOR Reset Date between the Funding Date and the Maturity Date in accordance with the terms hereof. Any automatic conversion to Base Rate Loans required in accordance with Sections 3.02 or 3.03 hereof, shall be effective as of the last day of the Interest Period then in effect with respect to any outstanding LIBOR Loans.

(d) During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a LIBOR Loan if the Required Lenders shall have prohibited the same in writing to the Administrative Agent and (ii) at the request of the Required Lenders, any outstanding LIBOR Loan shall be converted immediately to a Base Rate Loan.

(e) The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Parent Borrower and the Lenders of any change in Base Rate Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03. Repayment of Loans.

(a) Revolving Loans. The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b) Maturity. On the Maturity Date, the Borrowers shall pay to the Lenders all outstanding principal, accrued and unpaid interest, default interest, late charges and any and all other Obligations due under the Credit Documents.

2.04. Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent (A) at least three (3) Business Days prior to the date of prepayment of LIBOR Loans, and (B) on the Business Day prior to the date of prepayment of Base Rate Loans, (ii) any such prepayment shall be in a minimum principal amount of $2,000,000 and integral multiples of $1,000,000 in excess thereof, or, the entire principal amount thereof, if less and (iii) there shall be no more than one voluntary prepayment per calendar month. Each such notice of voluntary repayment hereunder shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of LIBOR Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b) Mandatory Prepayments. If at any time the aggregate principal amount of Revolving Loans shall exceed the lesser of (i) the Aggregate Committed Amount and (ii) the Borrowing Base Amount for such date, immediate prepayment will be made on the Revolving Loans in an amount equal to such excess.

(c) Application.

(i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers. Voluntary prepayments on the Revolving Loans will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii) Mandatory Prepayments. Mandatory prepayments on the Revolving Loans will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

2.05. Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part without premium or penalty, except as set forth below, by notice from the Parent Borrower to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment, if any is required in connection therewith, shall be in a minimum principal amount of (x) in the case of partial prepayments, $5,000,000 and integral multiples of $1,000,000 in excess thereof or (y) in the case of a payment in full, the Obligations, (ii) for any partial permanent reduction in the Commitments that occurs prior to the first anniversary of the Closing Date, any such reduction shall be accompanied by the payment of a commitment reduction premium in the amount of one-half of one percent (0.50%) of the amount of such Commitment reduction (provided that no fee, premium or penalty shall be due upon the termination of the Commitments in full at any time after the Closing Date), and (iii) the Commitments may not be reduced to an amount less than the Revolving Loans then outstanding. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Revolving Commitment Percentage thereof. All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06. Interest.

(a) Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Percentage and (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) If any amount payable by the Borrowers under any Credit Document is not paid when due (after taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, upon the written request of the Required Lenders, from and after receipt by the Borrowers of such written request and while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) No Loan shall be a Base Rate Loan unless required by the terms of Sections 3.02 or 3.03.

2.07. Fees.

(a) Unused Fee. From and after the Funding Date, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Lenders an unused fee (the “Unused Fee”) for each calendar month (or portion thereof) in an amount equal to the sum of the Daily Unused Fees incurred during such period. The Unused Fee shall accrue at all times during the Commitment Period, including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable monthly in arrears on the first Business Day of each calendar month (commencing with the first such date to occur after the Funding Date) and on the Maturity Date; provided, that (i) no Unused Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Unused Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Administrative Agent shall distribute the Unused Fee to the Lenders pro rata in accordance with the respective Revolving Commitments of the Lenders. The Unused Fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Facility Commitment Fee. On the Funding Date, the Borrowers shall pay to Administrative Agent (for the ratable benefit of the Lenders) a commitment fee equal to one percent (1%) of the Aggregate Commitments. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Administrative Agent’s Fees. The Borrowers agree to pay the Administrative Agent such fees as provided in the Administrative Agent’s Fee Letter or as may be otherwise agreed by the Administrative Agent and the Borrowers from time to time.

(d) Other Fees.

(i) The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Administrative Agent’s Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08. Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09. Payments Generally.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Revolving Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrowers fail to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof or for any other reason, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one (1) Business Day, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, nor relieve Borrowers from any obligations hereunder to the Lenders which fulfill such obligations, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.10. Sharing of Payments.

If any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payments made to a Lender in error by the Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender’s obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Revolving Loans purchased to the same extent as though the purchasing Lender were the original owner of the Revolving Loans purchased.

2.11. Evidence of Debt.

The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrowers shall execute and deliver to the Administrative Agent a Note for each Lender requesting a Note, which Note shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12. Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations hereunder as and when due or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.12 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations hereunder except as expressly provided herein, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement except as expressly provided herein. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws thereunder which might, but for the provisions of this Section 2.12, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.12, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.12 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 2.12 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.12 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.12 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.13. Appointment of Parent Borrower as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent Borrower to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans as described in Article II and Article III hereof). Each of the Credit Parties acknowledges and agrees that (a) the Parent Borrower may execute such documents on behalf of all the Credit Parties as the Parent Borrower deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Parent Borrower on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Parent Borrower shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Parent Borrower on behalf of the Credit Parties (or any of them). The Borrowers must act through the Parent Borrower for all purposes under this Credit Agreement and the other Credit Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Parent Borrower.

2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive its portion of the Unused Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. Upon cure by a Defaulting Lender of the circumstances by which it became a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Commitment Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15. Extension of Maturity Date.

(a) Request for Extension. The Parent Borrower may, by notice in the form of a Request for Extension attached hereto as Exhibit I (the “Request for Extension”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 270 days and not later than 60 days prior to the Maturity Date, make a one time request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date currently in effect (the “Existing Maturity Date”), such extension to be irrevocably granted on the date that each of the conditions set forth in this Section 2.15 have been satisfied (the “Extension Effective Date”). Upon receipt of the Request for Extension, Administrative Agent shall promptly notify each Lender of such request and use good faith efforts to order, review and approve the appraisals required pursuant to clause (b)(iii) below on or prior to the date that is 60 days after the date Administrative Agent receives the Request for Extension. Upon the satisfaction of each of the conditions set forth in this Section 2.15, the Extension Effective Date shall occur and the extension of the Maturity Date for an additional year from the Maturity Date currently in effect shall be effective.

(b) Conditions to Effectiveness of Extension. Subject to the provisions of the foregoing clause (a), the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default has occurred and is continuing on the Extension Effective Date;

(ii) the representations and warranties contained in Article V and the other Credit Documents shall (A) with respect to representations and warranties that contain a materiality qualification, be true and correct and (B) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the Extension Effective Date as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01;

(iii) the Administrative Agent shall have received (for distribution to the Lenders) and reviewed new appraisals for the Borrowing Base Assets, completed at the Borrowers’ expense and by an appraiser selected by the Administrative Agent and reasonably acceptable to the Borrowers (it being understood and agreed that, in the event the Outstanding Amount exceeds the Aggregate Collateral Value Amount as determined by such new appraisals, the Borrowers shall prepay the Loans in an amount equal to or greater than such excess in accordance with Section 2.04(b));

(iv) the Borrowers shall pay to the Lenders on the Extension Effective Date a fee (to be shared among the Lenders based upon their pro rata share of the Aggregate Commitments) equal to the product of (i) 0.25% multiplied by (ii) the then Aggregate Commitments;

(v) if not previously authorized by resolutions satisfactory to the Administrative Agent, the Borrowers shall have delivered to the Administrative Agent true, correct and complete copies of duly adopted resolutions of each Borrower authorizing each respective Borrower to extend the Maturity Date;

(vi) the Administrative Agent shall have received a pro forma Borrowing Base Certificate calculated as of the Extension Effective Date; and

(vii) the Borrowers shall have paid Administrative Agent’s reasonable costs and expenses in connection with the requested extension of the Maturity Date.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except for any interest, penalties, or expenses caused by the gross negligence or willful misconduct of the Administrative Agent or a Lender, as the case may be). A reasonably detailed certificate as to the amount of such payment or liability delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders.

(i) Each Lender shall deliver to the Parent Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Parent Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if such Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Parent Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent, as the case may be, to determine that such Lender is not subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) each Lender shall deliver to the Administrative Agent and the Parent Borrower such documentation reasonably requested by the Administrative Agent or the Parent Borrower sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA.

(iii) Each Lender shall promptly (A) notify the Parent Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that a Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Tax Refunds and Credits. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which the Credit Parties have paid additional amounts pursuant to this Section, it shall pay to the applicable Credit Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Credit Parties, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Credit Parties or any other Person.

3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period then in effect with respect to LIBOR Loans, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03. Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any Interest Period with respect to a proposed LIBOR Loan, or that the LIBOR Rate for any Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on LIBOR Loans.

(a) If any Lender determines that as a result of the introduction after the date hereof of, or any change in or in the interpretation, after the date hereof, of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) any Indemnified Taxes or Other Taxes (as to which Section 3.01 shall govern) (ii) the imposition of or change in the rate of any Excluded Tax, (iii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iv) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction after the date hereof of any Law regarding capital adequacy or any change therein made after the date hereof or in the interpretation thereof made after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. The Borrowers shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lenders and not the result of some specific reserve or similar requirement imposed on such Lender as a result of such Lender’s special circumstances.

(c) The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

(d) Each Lender agrees to make reasonable efforts to designate a different Lending Office if such designation will avoid or reduce the amounts payable under this Section 3.04 and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.05. Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) if this Credit Agreement is amended to provide the Borrowers with the option of selecting a LIBOR Loan with an Interest Period in addition to a three month period, any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period then in effect with respect to LIBOR Loans (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a LIBOR Loan on a day other than the last day of the Interest Period then in effect with respect to LIBOR Loans as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss, cost or expense (other than loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06. Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Notwithstanding the forgoing, the Borrowers shall only be obligated to compensate the Administrative Agent or such Lender for any amount under this Article III (i) to the extent such amount or amounts result from or is with respect to any period within 120 days prior to the date on which the Administrative Agent or the applicable Lender makes a claim hereunder if the Administrative Agent or the applicable Lender prior to such date knew or could reasonably have been expected to know of the circumstances giving rise to the claim hereunder or the fact that such circumstances would result in the claim hereunder and (ii) if the Administrative Agent or the applicable Lender is making similar claims to other similarly situated borrowers. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01, 3.02 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.13.

(c) Each Lender shall promptly notify the Parent Borrower and the Administrative Agent of any event of which it has knowledge which will result in an obligation of the Borrowers to pay any amounts pursuant to Article III, and will use reasonable commercial efforts available to it (and not, in such Lender’s reasonable judgment, otherwise disadvantageous to such Lender) to mitigate or avoid any such obligations by the Borrowers.

3.07. Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO EXTENSIONS OF CREDIT

The obligation of each Lender to make Extensions of Credit hereunder is subject to satisfaction of the following conditions precedent:

4.01. Conditions to Initial Extension of Credit.

The obligation of the Lenders to make the initial Extension of Credit hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Funding Date as shall not have been expressly waived in writing by the Administrative Agent:

(a) Credit Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Credit Agreement and the other Credit Documents;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) copies of the Organization Documents of each of the Borrowers, REIT Guarantor, LP Guarantor, OP Guarantor, OP Limited Partner Guarantor, Asset Management Guarantor and Healthcare Capital Guarantor certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a Responsible Officer to be true and correct as of the Closing Date;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of each of the Borrowers, REIT Guarantor, LP Guarantor, OP Guarantor, OP Limited Partner Guarantor, Asset Management Guarantor and Healthcare Capital Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Person is a party;

(v) such consents as the Administrative Agent may deem necessary under the Senior Notes Indenture, the Bank of America Credit Agreement, and the Existing GE Credit Agreement in connection with the transactions contemplated hereby;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrowers, REIT Guarantor, LP Guarantor, OP Guarantor, OP Limited Partner Guarantor, Asset Management Guarantor and Healthcare Capital Guarantor is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Delivery of Schedules. Receipt by the Administrative Agent of a fully completed versions of all Schedules, each in form and substance satisfactory to the Administrative Agent.

(c) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i) a legal opinion of counsel for the Credit Parties addressed to the Administrative Agent and the Lenders; and

(ii) a legal opinion of special local counsel for the Borrowers for the states in which each Borrowing Base Asset is located and for any other state in which any Credit Party is organized, in each case addressed to the Administrative Agent, its counsel and the Lenders.

(iii) Venable LLP, a special Maryland counsel for the REIT Guarantor.

(d) Personal Property Collateral. The Administrative Agent shall have received (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i) searches of Uniform Commercial Code filings in the state of organization of the Borrowers, REIT Guarantor, LP Guarantor and OP Guarantor or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the tangible personal property Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) all instruments and chattel paper in the possession of any of the Borrowers, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

(v) duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi) in the case of any tangible personal property Collateral located at a premises leased by a Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Administrative Agent; and

(vii) certificates (if any) representing the Pledged Equity referred to in each of the Security Agreements accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt indorsed in blank.

(e) Real Property Collateral (Borrowing Base Assets). The Administrative Agent shall have received each of the Borrowing Base Asset Deliverables with respect to each Real Property Asset intended to be a Borrowing Base Asset on the Closing Date.

(f) Title Company Fees and Expenses. Payment by the Credit Parties to the provider of each Mortgage Policy of all fees and expenses necessary for the recordation of mortgage documents with respect to the Borrowing Base Assets.

(g) Property and Liability Insurance. The Administrative Agent shall have received copies of all insurance policies or certificates thereof held by (or for the benefit of) the Borrowers or Tenants with respect to the Real Property Assets of the Borrowers, each such policy shall name the Administrative Agent (on behalf of the Lenders) as an additional insured or loss payee under a standard mortgagee endorsement, as applicable and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled.

(h) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the REIT Guarantor as of the Closing Date, substantially in the form of Exhibit C-2, stating that (i) each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality (A) that purports to affect (1) the REIT Guarantor, the LP Guarantor or the OP Guarantor, in a materially adverse manner, (2) the Borrowers, taken as a whole, in a materially adverse manner (3) the Credit Parties, taken as a whole, in a materially adverse manner, (4) the transactions contemplated hereunder or (B) that could reasonably be expected to have a Material Adverse Effect on (1) the REIT Guarantor, the LP Guarantor or the OP Guarantor, (2) the Borrowers taken as a whole, (3) the transactions contemplated hereby or (4) the ability of the Credit Parties to perform their obligations under the Credit Documents or, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) as of the Closing Date, (A) no Default or Event of Default exists, and (B) all representations and warranties contained herein and in the other Credit Documents are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects.

(i) Financial Statements. Receipt by the Administrative Agent and the Lenders of (i) the Audited Financial Statements, (ii) unaudited financial statements of the Consolidated Parties for the fiscal quarter ended September 30, 2011, and (iii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(j) Opening Compliance Certificate and Borrowing Base Certificate. Receipt by the Administrative Agent of (i) a Compliance Certificate as of the Closing Date signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor and including pro forma calculations demonstrating compliance with the covenants set forth in Section 6.11 for the fiscal quarter ended September 30, 2011 based on the amounts set forth in the unaudited quarterly financial statements delivered pursuant to clause (i) of this Section 4.01, and (ii) a Borrowing Base Certificate as of the Closing Date signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor.

(k) Consents/Approvals. The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which (or, with respect to approvals and consents, the failure to obtain of which) would not reasonably be likely to have a Material Adverse Effect.

(l) Material Adverse Change. No material adverse change shall have occurred since December 31, 2010 in the business, assets, operations, condition (financial or otherwise), or management of (i) the REIT Guarantor and its Consolidated Subsidiaries taken as a whole or (ii) the Borrowers taken as a whole, or in the facts and information regarding the Credit Parties as of the Closing Date.

(m) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the transactions set forth herein or contemplated hereby.

(n) Amendment to Existing GE Agreement. Receipt by the Administrative Agent of a conforming amendment to the Existing GE Capital Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(o) Fees and Expenses. Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Funding Date, including, without limitation, payment to the Administrative Agent of the reasonable and documented Attorney Costs, consultants’ fees, travel expenses incurred by the Administrative Agent and all reasonable fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Borrowing Base Assets or other Collateral incurred by the Administrative Agent.

(p) Other. Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications and information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, debt agreements, property ownership, property management agreements, corporate organizational structure, and contingent liabilities of the Credit Parties.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

4.02. Conditions to all Extensions of Credit.

The obligation of any Lender to make any Extension of Credit hereunder is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

(a) The Administrative Agent shall receive the applicable Loan Notice and, with respect to the initial Extension of Credit, the conditions set forth in Section 4.01 shall have been met as of the Funding Date;

(b) No Default or Event of Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default or Event of Default shall exist immediately thereafter;

(c) The representations and warranties of the Credit Parties contained in Article V of this Agreement and the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, except that for purposes of this Section 4.02(c), the representations and warranties contained in Section 5.01 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.01;

(d) Immediately following the making of such Extension of Credit the sum of the outstanding principal balance of the Revolving Loans shall not exceed the lesser of (i) the Aggregate Committed Amount and (ii) the Borrowing Base Amount for such date;

The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the facts specified in clause (f)(iii) (for an Extension of Credit for an Acquisition Project).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Credit Parties hereby represent and warrant, each on the own behalf, to the Administrative Agent and each of the Lenders on the Closing Date (and as remade from time to time in accordance with the terms hereof) that:

5.01. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) During the period from December 31, 2010 to and including the Closing Date and except as disclosed on Schedule 5.01(b), there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Administrative Agent on or prior to the Closing Date.

(c) The financial statements delivered pursuant to Section 4.01(i) and Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b) it being understood that certain specific information provided pursuant to such sections may not be prepared in accordance with GAAP to the extent GAAP is not applicable to such information) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(d) Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

5.02. Existence, Qualification and Power.

Each of the Credit Parties (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals necessary to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03. Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries except to the extent that violation thereof could not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.04. Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditor’s rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law.

5.05. Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Credit Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.06. Compliance with ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination or opinion letter, as applicable, from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Guarantor and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) To the knowledge of a Responsible Officer of a Credit Party, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Guarantor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Guarantor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07. Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) To the knowledge of the Responsible Officers of the Credit Parties, each of the Borrowing Base Assets and the other Real Property Assets and all operations with respect to each of the Borrowing Base Assets and the other Real Property Assets owned by the Borrowers are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers that are likely to give rise to liability to any Borrower under any applicable Environmental Laws.

(b) To the knowledge of the Responsible Officers of the Credit Parties, none of the Borrowing Base Assets or other Real Property Assets owned by the Borrowers contains, or has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitutes a violation of, or could give rise to liability of any Borrower under, applicable Environmental Laws.

(c) To the knowledge of the Responsible Officers of the Credit Parties, no Credit Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Borrowing Base Assets, any of the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers, nor does any Responsible Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) No Credit Party has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Borrowing Base Assets or any of the other Real Property Assets owned by the Borrowers in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law. To the knowledge of the Responsible Officers of the Credit Parties, Hazardous Substances have not been transported or disposed of from the Borrowing Base Assets or the other Real Property Assets owned by the Borrowers, in each case by or on behalf of any Borrower, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e) To the knowledge of the Responsible Officers of the Credit Parties, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers.

5.08. Margin Regulations; Investment Company Act.

(a) No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

(b) None of the Credit Parties (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) is subject to regulation under any other Law which limits its ability to incur the Obligations.

(c) The proceeds of the Loans have been and shall be used solely for business purposes and in furtherance of the regular business affairs of the Borrowers and otherwise as permitted under this Agreement, each Loan constitutes a “business loan” as that term is defined in, and for all purposes of, 815 ILCS 205/4(c), and each Loan constitutes a “loan secured by real estate” within the purview and operation of 815 ILCS 205/4(l).

5.09. Compliance with Laws.

(a) Each Credit Party is in compliance in all material respects with the requirements of all Laws (excluding Environmental Laws, which are the subject of Section 5.07) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Responsible Officers of the Credit Parties, each of the Borrowing Base Assets and the other Real Property Assets, and the uses of the Borrowing Base Assets and the other Real Property Assets, are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to the Borrowing Base Assets and the other Real Property Assets (including, without limitation, building and zoning laws and Healthcare Laws, but excluding Environmental Laws, which are the subject of Section 5.07), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10. Ownership of Property; Liens.

Each Borrower has good record and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business (including, in any case, each of the Borrowing Base Assets and the other Real Property Assets), except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrowers is subject to no Liens, other than Permitted Liens.

5.11. Corporate Structure; Capital Stock, Etc.

As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, Schedule 5.11 correctly sets forth the corporate structure of REIT Guarantor and each of its Subsidiaries (including each of the Credit Parties), as well as the entity and ownership structure of the Credit Parties and the correct legal name, tax identification number and the jurisdiction of formation of the Credit Parties. Also included on Schedule 5.11 is a listing, as of such date, of the number of shares of each class of Capital Stock outstanding with respect to each Borrower, the Persons holding equity interests in such Borrowers, their percentage equity or voting interest in the Borrowers and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. Except as set forth on Schedule 5.11, as of the Closing Date: (i) no Borrower has issued to any third party any securities convertible into any equity interest in such Borrower, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Borrower is owned by the Persons indicated on Schedule 5.11, is validly issued, fully paid and non-assessable, and is free and clear of all Liens, warrants, options and rights of others of any kind whatsoever. Each Person owning a Borrowing Base Asset is a Borrower hereunder. Each Borrower (other than the Parent Borrower) is a Wholly Owned Subsidiary of the Parent Borrower. No Borrower (other than the Parent Borrower) holds or otherwise has any interest in any Capital Stock of any other Person.

5.12. Real Property Assets; Facility Leases.

(a) Part I of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list of (i) the street address of each Borrowing Base Asset, (ii) the applicable Borrower which owns or leases, as applicable, each such Borrowing Base Asset, (iii) the facility type of each such Borrowing Base Asset, (iv) the Facility Leases to which each such Borrowing Base Asset is subject (or, in the case of the initial Borrowing Base Assets, will be subject on or prior to the Funding Date), together with the applicable Eligible Tenant and the termination date of such Facility Lease, (v) the name and address of the applicable Eligible Tenant, (vi) correctly sets forth the type of interest (fee or leasehold) held by each Borrower in its respective Borrowing Base Asset, and (vii) if other than a fee interest, correctly sets forth leasehold interest held by each Borrower in its respective Borrowing Base Asset and properly identifies the Eligible Ground Leases which are ground Leases in existence as of the date hereof with respect to the Borrowing Base Assets, together with the ground lessor(s) and the remaining term of the Eligible Ground Leases and there is no other ground lease affecting the Borrowing Base Assets. Each parcel of real property identified on Part I of Schedule 5.12 is a Real Property Asset that qualifies as a Borrowing Base Asset pursuant to the terms hereof and is subject to a first priority lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to a properly-recorded Mortgage Instrument and Assignment of Leases.

(b) Part II of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list of (i) the street address of each other Real Property Asset, (ii) the applicable Borrower which owns each such other Real Property Asset, (iii) the facility type of each such other Real Property Asset, (iv) the lease(s) to which each such other Real Property Asset is subject, and (v) the name and address of the Tenants with respect to each such other Real Property Asset.

(c) Part III of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth the names and addresses of all Tenants with respect to the Real Property Assets who are, as of the Closing Date, to the knowledge of any Responsible Officer of the Credit Parties, (i) delinquent in paying any franchise, business, intangible, personal property taxes or real estate taxes due beyond the later of the applicable grace period with respect thereto, if any, and sixty (60) days and/or (ii) the subject of any Bankruptcy Event.

(d) Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all subleases known by a Borrower to exist, as of the Closing Date, with respect to the Facility Leases relating to any of the Borrowing Base Assets, the termination of which could result in a material adverse effect on the applicable Eligible Tenant’s ability to continue to make scheduled payments to the applicable Borrower under the applicable Facility Lease, together with the applicable subtenant with respect thereto, the remaining term of the sublease and whether or not such subtenant is current on payments due thereunder.

(e) To the knowledge of the Responsible Officers of the Credit Parties, each of the facilities located on the Borrowing Base Assets owned by the Borrowers complies with the requirements of Section 6.08 of this Agreement. To the knowledge of the Responsible Officers of the Credit Parties, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12. To the knowledge of the Responsible Officers of the Credit Parties, no material casualty event has occurred with respect to the improvements located on any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12 which has not been (or, if applicable) will not be able to be) fully remediated with available insurance proceeds.

(f) To the knowledge of the Responsible Officers, no required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies payable to the Borrowers with respect to any Borrowing Base Asset is past due beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) sixty (60) days to the extent that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.13. Facility Leases; Additional Contractual Obligations.

Schedule 5.13 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true, correct and complete listing of all Facility Leases as of the Closing Date (other than those set forth on Parts I or IV of Schedule 5.12). No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Facility Lease. Except as set forth on Schedule 5.13, no Borrower is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

5.14. Investments.

All Investments of each Borrower are Investments permitted pursuant to Sections 7.04.

5.15. Solvency.

The Credit Parties are Solvent on a consolidated basis.

5.16. Taxes.

The Credit Parties have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including all Real Property Assets), income or assets prior to delinquency, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Credit Party that would, if made, have a Material Adverse Effect. No Credit Party is party to any tax sharing agreement.

5.17. Insurance.

All insurance coverage of the Borrowers and all insurance coverage of the Eligible Tenants with respect to the Real Property Assets of the Borrowers, in each case, as in existence as of the Funding Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is described on the certificates delivered to the Administrative Agent and summarized on Schedule 5.17 attached hereto.

5.18. No Default.

(a) No Credit Party is in default after all applicable notice and cure periods under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

5.19. Healthcare; Facility Representations and Warranties.

(a) Compliance With Healthcare Laws. Without limiting the generality of Section 5.09 hereof or any other representation or warranty made herein, no Credit Party and, to the knowledge of the Responsible Officers of the Credit Parties, no Eligible Tenant, is in material violation of any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” HIPAA and Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a (collectively, “Healthcare Laws”) where such violation would result in a Material Adverse Effect. The Credit Parties and, to the knowledge of the Responsible Officers of the Credit Parties, each of the Eligible Tenants, have maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of the Responsible Officers of the Credit Parties, there are no notices of material violations of the Healthcare Laws with respect to any Credit Party, any Eligible Tenant, any material operating subtenant or any of the Real Property Assets owned by any Borrower.

(b) Licenses, Permits, and Certifications.

(i) To the knowledge of the Responsible Officers of the Credit Parties, each Eligible Tenant has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable Law or regulations to own its properties and to conduct its business and to receive reimbursement under Medicare and Medicaid (including without limitation such permits as are required under such federal, state and other health care laws, and under similar licensure laws and such insurance laws and regulations, as are applicable thereto), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, no Borrower is the owner of any licenses or permits required for the provision of Medical Services at any of the Real Property Assets except as a Short Term Operator.

(ii) To the knowledge of the Responsible Officers of the Credit Parties, each Eligible Tenant has all Medicare, Medicaid and related agency supplier billing number(s) and related documentation necessary to receive reimbursement from Medicare and/or Medicaid for any Medical Service furnished by such Person in any jurisdiction where it conducts business if the failure to obtain billing number(s) or related documentation could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Responsible Officers of the Credit Parties, each Eligible Tenant that participates in the Medicare program meets Medicare’s Conditions for Participation and no Eligible Tenant is currently subject to exclusion, suspension, revocation, renewal or denial of its Medicare and/or Medicaid certification, supplier billing number(s), or Medicare and/or Medicaid participation agreement(s).

(iii) Except as set forth on Schedule 5.19 or in any Property Condition Report, to the knowledge of the Responsible Officers of the Credit Parties, each of the facilities located on the Borrowing Base Assets owned by the Borrowers are currently accredited by the Joint Commission (formerly the Joint Commission on Accreditation of Healthcare Organizations (“Joint Commission”)) or any other required Governmental Authority and is duly licensed to operate in the manner currently operated, as required under applicable Laws. In addition, except as set forth on Schedule 5.19 or in any Property Condition Report, to the knowledge of the Responsible Officers of the Credit Parties, each such facility is in compliance in all material respects with the applicable provisions of every Law of any Governmental Authority having jurisdiction over the operation thereof, including, without limitation, Healthcare Laws and fire safety codes.

(c) HIPAA Compliance. No Credit Party is a “covered entity” within the meaning of HIPAA. In addition, to the knowledge of the Responsible Officers of the Credit Parties, no Credit Party is the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could reasonably be expected to cause a Material Adverse Effect.

(d) Medical Services. No Credit Party is in the business of providing Medical Services except as a Short Term Operator.

5.20. Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that no assurance can be given that such projected financial information will be realized and that actual results may differ from such projected financial information and that such differences may be material).

5.21. Governmental Authorization; Other Consents.

Except for the filings, recordings and other actions necessary to create and perfect the Liens and security interests contemplated hereunder and under the other Credit Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document.

5.22. Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. Set forth on Schedule 5.22 is the exact legal name of each Credit Party, the state of incorporation or organization, the chief executive office, the principal place of business, the jurisdictions in which the Credit Parties are qualified to do business, the federal tax identification number and organization identification number of each of the Credit Parties as of the Closing Date or, with respect to any Credit Party acquired after the Closing Date, the date such acquisition is consummated (each, an “Acquisition Date”) and for the four (4) months prior to the Closing Date or such Acquisition Date, as applicable (or, to the extent such Credit Party was not in existence for the four (4) months prior to the Closing Date or such Acquisition Date, for the period that such Credit Party has been in existence).

5.23. Collateral Documents.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree, on their own behalf, with the Administrative Agent and each Lender that until the Obligations, together with interest, fees and other obligations hereunder (other than indemnification obligations and other contingent obligations for which no claim has been asserted), have been paid in full and the Revolving Commitments hereunder shall have terminated:

6.01. Financial Statements.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent:

(a) beginning with the fiscal year ending December 31, 2011, as soon as available, but in any event within ninety (90) days (or within five (5) days of such other time period required by the SEC) after the end of each fiscal year of the REIT Guarantor, a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, and an Aged Delinquencies Monthly Rent report for each Borrower, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) beginning with the fiscal quarter ending December 31, 2011, as soon as available, but in any event within forty-five (45) days (or within five (5) days of such other time period required by the SEC) after the end of each of the first three (3) fiscal quarters and within sixty (60) days after the end of the fourth fiscal quarter of each fiscal year of the REIT Guarantor, (i) consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, an Aged Delinquencies Monthly Rent report for each Borrower, shareholders’ equity and cash flows for such fiscal quarter and (ii) a consolidated balance sheet, and to the extent any Borrower owns Excluded Collateral, a consolidating balance sheet of the Consolidated Borrower Parties as at the end of such fiscal quarter, and the related consolidated and consolidating statements of earnings, shareholders’ equity and cash flows for such fiscal quarter, it being understood that such consolidating statements required by this clause

(ii) shall distinguish between Borrowing Base Assets and Excluded Collateral for each such category and in each case for the portion of the REIT Guarantor’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the REIT Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties or Consolidated Borrower Parties, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the REIT Guarantor in form similar to that delivered to the SEC shall satisfy the requirements of Section 6.01(b)(i).

6.02. Certificates; Other Information.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower or the REIT Guarantor;

(b) within (i) forty-five (45) days after the end of each fiscal quarter except for each fiscal quarter ending on December 31, and (ii) sixty (60) days after the end of each fiscal quarter ending on December 31, (and, in each case, during the existence of an Event of Default, upon request of the Administrative Agent) a Borrowing Base Certificate calculated as of the end of the immediately prior fiscal quarter, duly completed and executed by a Responsible Officer of the Parent Borrower or the REIT Guarantor; provided, however, the Parent Borrower may, at its option, provide an updated Borrowing Base Certificate more frequently than quarterly;

(c) as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter of the REIT Guarantor, with respect to the statements and calculations from the respective Eligible Tenants for each of the Real Property Assets, the information specified on Exhibit 6.02(c) for the prior fiscal quarter and such other material reports and information reasonably requested by the Administrative Agent, but excluding (unless otherwise requested by the Administrative Agent) reports of so-called Medicare, Medicaid or Licensure surveys of the healthcare facilities and correspondence with any Governmental Authority regarding such surveys;

(d) within thirty (30) days after the end of each fiscal year of the REIT Guarantor, beginning with the fiscal year ending December 31, 2011, an annual operating forecast of the REIT Guarantor containing, among other things, pro forma financial statements for the then current fiscal year;

(e) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the REIT Guarantor (or the audit committee of the board of directors of the REIT Guarantor) in respect of the REIT Guarantor (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Borrowers, such Borrower(s)) by independent accountants in connection with the accounts or books of the REIT Guarantor (or such Borrower(s)) or any audit of the REIT Guarantor (or such Borrower(s));

(f) promptly after the same are available, (i) to the extent required to be filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or provided to a holder of any Indebtedness owed by the REIT Guarantor in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT Guarantor, and copies of all annual, regular, periodic and special reports and registration statements of the REIT Guarantor and (ii) upon the written request of the Administrative Agent, all reports and other written information (other than non-material information) to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning violations or proceedings involving environmental, health or safety matters;

(g) promptly upon receipt thereof, a copy of any other final report or “management letter” submitted by independent accountants to the REIT Guarantor or any Credit Party in connection with any annual, interim or special audit of the books of the REIT Guarantor (or any such Credit Party(ies));

(h) promptly upon any Responsible Officer of any Credit Party becoming aware thereof, notice of (i) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) any other Default or Event of Default, and (iii) the occurrence of any Internal Control Event; and

(i) promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), (e)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Credit Parties post such documents, or provides a link thereto on the REIT Guarantor’s website on the Internet at the website address listed on Schedule 10.02 or delivered to the Administrative Agent from time to time; or (ii) on which such documents are posted on the Credit Parties’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Credit Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Administrative Agent and Lenders acknowledge and agree that any documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), (e) or (f) shall be deemed delivered to Administrative Agent and Lenders is and when filed with the SEC unless Administrative Agent specifically requests a copy of any such documents.

The Credit Parties hereby acknowledge that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Each of the Credit Parties hereby agrees that (ww) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (xx) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (yy) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (zz) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC”, and if any Borrower Materials are not stamped “PUBLIC”, such Borrower Materials shall be deemed to be private. Each Lender shall have open and free access to the Platform, and Administrative Agent shall promptly post all materials and notices received from Borrower and/or any material notices delivered by Administrative Agent to Borrowers (including without limitation any notices of any Event of Default) to the Platform.

6.03. Preservation of Existence and Franchises.

Each Credit Party will do all things necessary to (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.04. Books and Records.

Each Credit Party will maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party except, with respect to the Subsidiary Guarantors only, such failure could not reasonably be expected to have a Material Adverse Effect.

6.05. Compliance with Law.

Each Credit Party will comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees (including, without limitation, building and zoning laws and all Healthcare Laws) applicable to it or to its business or property (including, without limitation, each Real Property Asset owned by any Borrower), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.05 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower or REIT Guarantor becoming aware of such violation.

6.06. Payment of Obligations.

Each Credit Party will pay and discharge (or cause to be paid or discharged) (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including, without limitation, each Real Property Asset owned by any Borrower), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Credit Party and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property, subject to rights of contest as set forth in Section 7.01 except, with respect to the Subsidiary Guarantors only, such failure could not reasonably be expected to have a Material Adverse Effect; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.06 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower or REIT Guarantor becoming aware of such violation.

6.07. Insurance.

In addition to the requirements of any of the other Credit Documents, the Borrowers shall maintain or cause to be maintained, with financially sound and reputable insurance companies not Affiliates of any Credit Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except, with respect to the Subsidiary Guarantors only, any failure to so maintain could not reasonably be expected to have a Material Adverse Effect. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Borrowing Base Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.07 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower or REIT Guarantor becoming aware of such violation.

6.08. Maintenance of Property.

In addition to the requirements of any of the other Credit Documents, the Borrowers shall (a) protect and preserve, or cause to be protected and preserved all Borrowing Base Assets and maintain, or cause to be maintained, in good repair, working order and condition all Borrowing Base Assets, ordinary wear and tear, casualty and condemnation excepted, in accordance with applicable Facility Leases and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Borrowing Base Assets, so that the business carried on in connection therewith may be properly and advantageously conducted at all times in accordance with applicable Facility Leases; provided that to the extent a Credit Party is unable to comply with the provisions of this Section 6.08 due to a Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower or REIT Guarantor becoming aware of such violation. No Borrower owns any material intellectual property.

6.09. Visits and Inspections.

The Credit Parties (subject to applicable Facility Leases) shall permit representatives and independent contractors of the Administrative Agent and each Lender to: (a) visit and inspect all Borrowing Base Assets at reasonable times and upon reasonable notice (or at any time without notice if an Event of Default exists) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, the applicable Credit Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of such Credit Party with its accountants. Notwithstanding the foregoing, (A) no more than one inspection to the office of any Credit Party, the accountants or, if applicable, any other location where the books and records of the Credit Parties are located shall be made in any fiscal year, provided that if an Event of Default exists, there shall be no limit on the number of such inspections, (B) while an Event of Default does not exist, no more than one inspection per

Borrowing Base Asset per fiscal year shall be conducted by the Administrative Agent, any Lender or their representatives or contractors (but after any such Event of Default, there shall be no such limitation on the number of inspections during any fiscal year) and (C) during any such inspections or discussions with accountants, an officer or representative of Parent Borrower will be permitted to accompany the Administrative Agent, any Lender or any such representative or contractor thereof during the inspection or discussions.

6.10. Use of Proceeds.

The Borrowers shall use the proceeds of any Extension of Credit for general corporate purposes not in contravention of any Law or of any Credit Document, including, but not limited to the acquisition of Healthcare Facilities or companies owning Healthcare Facilities, including, without limitation, Acquisition Projects, funding working capital, dividends and capital expenditures (it being understood and agreed that no Borrower shall use such proceeds, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose).

6.11. Financial Covenants.

(a) Consolidated Leverage Ratio. The Credit Parties shall cause the Consolidated Leverage Ratio of the Consolidated Parties, as of the end of each fiscal quarter, to be equal to or less than 5.80 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. The Credit Parties shall cause the Consolidated Fixed Charge Coverage Ratio of the Consolidated Parties, as of the end of each fiscal quarter, to be equal to or greater than 1.50 to 1.00.

(c) Consolidated Tangible Net Worth. The Credit Parties shall cause the Consolidated Tangible Net Worth of the Consolidated Parties, as of the end of each fiscal quarter, to be equal to or greater than $245,000,000.

(d) Debt Service Coverage Ratio. The Credit Parties shall cause the Debt Service Coverage Ratio of the Consolidated Borrower Parties, as of the end of each fiscal quarter, to be equal to or greater than 1.50 to 1.00.

(e) Minimum Distribution Coverage Ratio. The Borrowers shall not permit the Distribution Coverage Ratio to be less than 1.10:1.00; provided that, notwithstanding anything contained herein or the other Credit Documents to the contrary, in all events the Borrowers shall be permitted (i) to distribute such amounts sufficient for the REIT Guarantor to pay its entity-level taxes and (ii) distribute such other amounts as are necessary to maintain the REIT status of the REIT Guarantor and Borrowers shall not be deemed to be out of compliance with the Distribution Coverage Ratio as a result of the distributions permitted under clauses (i) and (ii) above.

6.12. Environmental Matters.

(a) Each of the Credit Parties shall comply or shall cause the Eligible Tenants to comply in all material respects with all applicable Environmental Laws in respect of the Borrowing Base Assets. The Credit Parties shall promptly take (or cause the Eligible Tenants to take) all actions necessary to prevent the imposition of any Liens on any of the Borrowing Base Assets arising out of or related to any Environmental Laws.

(b) In respect of any Borrowing Base Asset, each Credit Party shall comply in all material respects with the provisions of the Hazardous Materials Indemnity Agreement.

(c) In respect of any Borrowing Base Asset and to the extent the following might result in a Material Adverse Effect, if any Credit Party shall (i) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Credit Party alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (iii) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the Credit Parties shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by such Credit Party. To the extent requested by the Administrative Agent, any Borrower owning any Borrowing Base Asset or any Real Property Asset which is proposed for qualification as such shall execute and deliver to the Administrative Agent an environmental indemnity agreement with respect to thereto in form and substance acceptable to the Administrative Agent.

(d) At the request of the Administrative Agent from time to time, in the event the Administrative Agent has a reasonable basis to believe that Hazardous Substances in a quantity or condition that violates Environmental Laws are present on any Borrowing Base Assets or to the extent a Default or Event of Default has occurred and is continuing, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for any Borrowing Base Asset described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Substance and the estimated cost of any compliance or required removal or remedial action in connection with any Hazardous Substance on such Borrowing Base Asset to cause such property to be in compliance with Environmental Laws; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Credit Parties, and the Credit Parties hereby grant and agree to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of Eligible Tenants, to enter onto their respective properties to undertake such an assessment.

Notwithstanding the foregoing, to the extent a Credit Party is unable to comply with the provisions of this Section 6.12 due to an Eligible Tenant’s act or omission such violation shall not constitute a Default or Event of Default so long as the Parent Borrower delivers a new Borrowing Base Certificate removing the applicable Borrowing Base Asset within ten (10) Business Days of a Responsible Officer of the Parent Borrower or REIT Guarantor becoming aware of such violation.

6.13. REIT Status.

If at any time the REIT Guarantor elects to be a REIT, the REIT Guarantor (a) will, and will cause each of its Subsidiaries to, operate its business at all times so as to satisfy all requirements necessary to qualify and maintain the REIT Guarantor’s qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, and (b) will maintain adequate records so as to comply with all record-keeping requirements relating to its qualification as a real estate investment trust as required by the Internal Revenue Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file (taking into account any valid extensions) with the IRS all returns and reports required thereby.

6.14. Joinder as Borrower; Joinder as Guarantor.

(a) As a condition to the inclusion of any Borrowing Base Asset in the Borrowing Base Amount, the Credit Parties shall (i) cause the Subsidiary that owns such Borrowing Base Asset to become a Borrower hereunder through the execution and delivery to the Administrative Agent of a Borrower Joinder Agreement on or before the earlier of (A) the date on which a Real Property Asset owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Borrowing Base Amount and (B) the deadline for the delivery of the next Compliance Certificate pursuant to Section 6.02(a)), and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no Subsidiary may become a Borrower in accordance with the terms of this clause (a) unless (x) such Subsidiary is a Subsidiary of the Parent Borrower and (y) and until the Lenders have received from the Borrowers any such documentation and other information requested by the Administrative Agent or any Lender pursuant to Section 10.19.

(b) Upon the acquisition, incorporation or other creation of any other direct or indirect Subsidiary of the REIT Guarantor constituting a “Subsidiary Guarantor” hereunder, the Credit Parties shall (i) cause such Subsidiary to become a Subsidiary Guarantor hereunder through the execution and delivery to the Administrative Agent of a Subsidiary Guarantor Joinder Agreement within thirty (30) days of the acquisition, incorporation or creation of such Subsidiary, and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary.

(c) The Borrowers shall at all times subject all Borrowing Base Assets and all of their respective personal property to first priority Liens (subject in any case to Permitted Liens) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Credit Documents and such other additional security documents as the Administrative Agent shall reasonably request, and deliver all Borrowing Base Asset Deliverables (and any updates to any of the information or materials delivered as a portion thereof) and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent. In furtherance of the Borrowers’ obligations under this Section 6.14, each of the Borrowers hereby agree that they shall, from time to time, at their own expense, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the applicable Borrower’s interests in any Borrowing Base Assets), in order to (a) properly evidence the Borrowers’ Obligations hereunder or under any Credit Document or (b) perfect, continue and protect the Liens and security interests granted or purported to be granted by any Collateral Documents and to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under any other Credit Document with respect to any Collateral. The applicable Borrower(s) shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary.

6.15. Further Assurances.

Each Credit Party shall, promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Credit Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Credit Documents, (ii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent the rights granted or now or hereafter intended to be granted to the Administrative Agent under any Credit Document or under any other instrument executed in connection with any Credit Document to which any Credit Party is or is to be a party.

6.16. Compliance With Facility Leases.

Each Borrower shall perform and observe, in all material respects, all the terms and provisions of each Facility Lease to be performed or observed by it, maintain each such Facility Lease in full force and effect, use its commercially reasonable efforts to enforce, in all material respects, each such Facility Lease in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Facility Lease such demands and requests for material information and reports or for material action as any Borrower is entitled to make under such Facility Lease.

6.17. Appraisals.

The Borrowers agree that (a) new appraisals will be required in conjunction with any extension granted pursuant to Section 2.15, (b) the Administrative Agent shall have the right, once prior to the Maturity Date (but to the extent no Default or Event of Default has occurred and is continuing, not during the six (6) month period immediately prior to the Maturity Date) and at the Borrowers’ expense, to request appraisals with respect to the Borrowing Base Assets, (c) the Parent Borrower may request that the Administrative Agent initiate new appraisals for the entire portfolio of the Borrowers’ Borrowing Base Assets at any time subject to the terms of this Section 6.17, such appraisals to be FIRREA compliant and otherwise subject to the approval of the Administrative Agent, and (d) the Administrative Agent shall have the right, at its own expense, prior to the Maturity Date, to request appraisals, and if requested by the Required Lenders, Administrative Agent shall request appraisals, with respect to the entire portfolio of the Borrowers’ Borrowing Base Assets or if such appraisals are required to comply with applicable Laws, including FIRREA, any Borrowing Base Asset; provided, however, that after the occurrence and during the continuance of an Event of Default, the Borrowers shall pay or reimburse to the Administrative Agent all reasonable and documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof. The Administrative Agent shall engage all appraisers with respect to such appraisals and (other than with respect to appraisals requested by the Administrative Agent under the foregoing subclause (d) when no Event of Default is in existence) the Borrowers shall pay or reimburse to the Administrative Agent all documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof. Any appraisal requested pursuant to this Section 6.17 shall be reviewed and approved by the Administrative Agent and the Lenders; provided, that (i) the Administrative Agent and the Lenders shall use reasonable efforts to approve or disapprove such appraisal within fifteen (15) Business Days after they are received and a failure to approve or disapprove the appraisals in such fifteen (15) Business Day period shall be deemed to mean that such appraisals are approved and (ii) to the extent any such appraisal is denied approval, the Administrative Agent and the Lenders shall specify the reasons in writing to the Parent Borrower for such denial.

6.18. Borrowing Base Certificates; Facility Leases.

(a) A Responsible Officer of the Parent Borrower or the REIT Guarantor shall deliver an updated Borrowing Base Certificate upon (i) any amendment to any Facility Lease to the extent permitted by Section 7.10 hereof and (ii) any material casualty or condemnation event, in either case, to the extent that such amendment or casualty event or condemnation event has had, or could reasonably be expected to have, an effect (other than a de minimus effect) on the then applicable Borrowing Base Amount or eligibility of a Real Property Asset as a Borrowing Base Asset.

(b) The Borrowers shall, and shall cause each Eligible Tenant to, perform and observe in all material respects, all the terms and provisions of each Facility Lease to be performed or observed by it.

6.19. Anti-Terrorism Laws.

The Credit Parties covenant and agree to execute and/or deliver to Administrative Agent any certification or other evidence reasonably requested from time to time by Administrative Agent, confirming the Credit Parties’ representations and warranties in Section 5.22 including, without limitation, any documentation which is necessary for ongoing compliance with any anti-money laundering Laws applicable to any Lender.

6.20. Health Care Covenants.

Without limiting the generality of the provisions of Section 6.05, the Borrowers hereby represents, covenant and agree as follows:

(a) If and to the extent required under applicable Laws, Borrowers shall cause each Eligible Tenant to maintain in full force and effect a valid certificate of need (“CON”) or similar certificate, license, or approval issued by the State Regulator for the requisite number of Licensed Beds in the Real Property Assets, and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program with which such Eligible Tenant participates, if applicable. Borrowers shall cause each Eligible Tenant to operate the Real Property Assets in a manner such that the Licenses shall remain in full force and effect. True and complete copies of the Licenses have been delivered to Lender.

(b) The Licenses:

(i) Are not now and will not be transferred to any location other than the applicable Real Property Asset; and

(ii) Shall continue in full force and effect throughout the term of the Loan and will remain free from restrictions or known conflicts, and shall not be provisional, probationary or restricted in any manner, which would materially impair the use or operation of the applicable Real Property Asset as a skilled nursing facility.

(c) Borrowers shall not do, and shall not permit any Eligible Tenant to do (or suffer to be done), any of the following with respect to the Real Property Assets:

(i) Rescind, withdraw, revoke, or amend the number of Licensed Beds permitted under the Licenses or otherwise amend the Licenses in such a manner that results in a Material Adverse Effect or otherwise diminish or impair the nature, tenor or scope of the Licenses which could reasonably be expected to materially impair the use or operation of the applicable Real Property Asset as a skilled nursing facility;

(ii) Amend or otherwise change the number of Licensed Beds approved by the State Regulator in such a manner that results or could reasonably be expected to result in a Material Adverse Effect or otherwise diminishes or impairs the use or operation of the applicable Real Property Asset as a skilled nursing facility; or

(iii) Replace or transfer all or any part of any Real Property Asset’s Licensed Beds to another site or location other than another Real Property Asset.

6.21. Use and Application of Insurance Proceeds.

(a) Notice. If any Real Property Asset shall be damaged or destroyed, in whole or a substantial part, by fire or other casualty (a “Casualty”), the Borrowers shall give prompt notice thereof to the Administrative Agent.

(b) Application of Insurance Proceeds. Following a Casualty, the Administrative Agent shall pay the insurance proceeds to Borrowers to apply toward the rebuilding and restoration of the improvements on the affected Real Property Asset, provided that (A) at all times during such restoration no Event of Default exists; (B) the applicable Borrower promptly commences and is diligently pursuing the settlement of the insurance claim and the restoration of the Real Property Asset (or requires the applicable Eligible Tenant to do so); and (C) the affected Real Property Asset after the restoration will be in compliance with and permitted under all applicable Laws, including zoning, building and land use laws, rules, regulations and ordinances; provided, further that the Administrative Agent shall determine in its sole discretion whether to pay the insurance proceeds to Borrowers to apply toward the rebuilding and restoration of the improvements on the affected Real Property Asset if an Event of Default would exist if the Rental Revenue associated with such Real Property Asset were excluded from the calculation of the financial covenants hereunder during the period of any such restoration or repair. So long as an Event of Default exists, however, the insurance proceeds shall be paid to the Administrative Agent and if the applicable Facility Lease is not terminated as a result of the Casualty, the Administrative Agent shall make such insurance proceeds available to the Eligible Tenant on the same terms and conditions as set forth in the applicable Facility Lease. In the event the applicable Facility Lease is terminated and an Event of Default exists, then, in the Administrative Agent’s reasonable discretion, the Administrative Agent may apply any insurance proceeds it may receive to Obligations owing under the Credit Documents in such order and manner as the Administrative Agent in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the affected Real Property Asset.

6.22. Condemnation Awards.

To the extent any Borrower receives written notice thereof, such Borrower shall promptly give the Administrative Agent written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting all or any substantial portion of a Real Property Asset (a “Condemnation”) and shall deliver to the Administrative Agent copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, so long as an Event of Default does not exist, the applicable Borrower shall be entitled to receive any award or compensation (an “Award”) paid in connection with the Condemnation and decide whether or not (and to what extent) to restore, repair, replace or rebuild the affected Real Property Asset. Upon the written request of the Administrative Agent, the applicable Borrower shall keep the Administrative Agent informed of the progress of the

Condemnation proceedings, including delivering to the Administrative Agent documents which are reasonably necessary for the Administrative Agent be properly informed. So long as no Event of Default exists, the applicable Borrower may settle such Condemnation in such manner and for such amount as such Borrower determines is acceptable in its reasonable judgment. So long as an Event of Default exists, however, without the Administrative Agent’s prior consent, the Borrowers (a) shall not agree to any Award, and (b) shall not take any action or fail to take any action which would cause the Award to be determined and all Awards for the taking or purchase in lieu of condemnation of any Real Property Asset or any part thereof in such circumstances shall be assigned and paid to the Administrative Agent. If the applicable Facility Lease is not terminated, then, to the extent the Administrative Agent receives the Award, the Administrative Agent shall make such Award available to the applicable Eligible Tenant under the terms and conditions of its Facility Lease. Anything herein to the contrary notwithstanding, if an Event of Default exists and the applicable Facility Lease is terminated, the Administrative Agent is authorized to adjust such Award without the consent of the applicable Borrower and to collect such Award in the name of the Administrative Agent and such Borrower. In such event and in the Administrative Agent’s reasonable discretion, the Administrative Agent may apply any such Award it may receive to Obligations owing under the Credit Documents in such order and manner as the Administrative Agent in its sole discretion determines, or allow all or a portion of such Award to be used for the restoration of the affected Real Property Asset.

ARTICLE VII

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree, on their own behalf, with the Administrative Agent and each Lender that until the Obligations, together with interest, fees and other obligations hereunder (other than indemnification obligations and other contingent obligations for which no claim has been asserted), have been paid in full and the Revolving Commitments hereunder shall have terminated:

7.01. Liens.

No Borrower shall, at any time, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower as debtor, or assign any accounts or other right to receive income, other than Permitted Liens. The OP Guarantor shall not create any Lien upon the Capital Stock of the Parent Borrower owned by the OP Guarantor and the Parent Borrower shall not create any Lien upon the Capital Stock of the Borrowers. Any term or provision of this Agreement or the other Credit Documents to the contrary notwithstanding, no Borrower shall, at any time, create, incur, assume or suffer to exist any Lien upon any Real Property Asset that is not a Borrowing Base Asset or any of its property, assets or revenues that constitute Excluded Collateral, other than, in each case, Permitted Liens and Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders.

7.02. Indebtedness.

No Borrower shall create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness of the Borrowers set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and capitalized interest or reserves relating thereto and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) unsecured intercompany Indebtedness of any Borrower to any Credit Party; provided, that such Indebtedness be expressly subordinated in all respects to the Obligations on terms reasonably acceptable to the Administrative Agent;

(d) obligations (contingent or otherwise) of any Borrower or any Subsidiary thereof existing or arising under any Swap Contract or Secured Swap Contract permitted to be entered into by 100% of the Lenders;

(e) Indebtedness of the Borrowers arising solely from unsecured guarantees of Indebtedness of the REIT Guarantor, the Senior Notes Issuers or the OP Guarantor pursuant to any public or private debt offering (including, without limitation the Senior Notes and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance), but specifically excluding any secured financing;

(f) other (i) unsecured Indebtedness and (ii) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, in an aggregate principal amount for all such Indebtedness incurred pursuant to clauses (i) and (ii) above not to exceed $2,500,000 in the aggregate for all Borrowers at any one time outstanding;

(g) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business

(h) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(i) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; and

(j) Guarantees with respect to Indebtedness permitted under clauses (a) through (e) of this Section 7.02.

7.03. Investments of Borrowers.

No Borrower shall make any Investments, except:

(a) Investments held by any Borrower in the form of cash or Cash Equivalents;

(b) Investment in (i) any other Credit Party and (ii) any Subsidiary consisting of the transfer to such Subsidiary of Real Property Assets that do not constitute Borrowing Base Assets;

(c) Investments existing as of the Closing Date and set forth in Schedule 7.04;

(d) Investments made from funds that could otherwise be distributed from Borrowers pursuant to the terms of this Credit Agreement;

(e) Investments constituting Indebtedness that is otherwise permitted hereunder;

(f) Guarantees permitted by Section 7.02;

(g) acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrowers’ Businesses in the manner in which they are currently being operated;

(h) Investments in Real Property Assets;

(i) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(j) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(k) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(l) pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business

(m) Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $2,500,000 in the aggregate for all Borrowers at any time outstanding.

7.04. Fundamental Changes.

No Credit Party shall merge, dissolve, liquidate, consolidate with or into another Person; except that so long as no Default or Event of Default exists or would result therefrom, (a) any Borrower may merge or consolidate with any other Borrower, (b) any Person (including any Unrestricted Subsidiary) which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that either such Credit Party shall be the continuing or surviving corporation or the continuing or surviving corporation shall become a Credit Party as herein provided, (c) any Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary Guarantor and (d) any Subsidiary Guarantor may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing or anything else in this Agreement to the contrary, no provision of this Agreement shall prohibit the REIT Guarantor, the LP Guarantor or any other direct or indirect owner of the Parent Borrower (other than a Borrower) from (i) consummating a public offering of the Capital Stock of such entity, including through the issuance of additional Capital Stock of such entity, or (ii) otherwise becoming a publicly traded entity, and no such actions shall constitute a Default or an Event of Default hereunder; provided, that (x) such public offering would not result in a Change of Control and (y) the Borrowers are otherwise in compliance with the applicable terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, no provision of this Agreement shall prohibit the direct and indirect owners of the Parent Borrower from consummating a public offering of the Capital Stock or from issuing Capital Stock of the direct and indirect owners of the Parent Borrower to any Person or otherwise becoming a publicly traded entity and such actions shall not constitute a Default or Event of Default, provided that the Credit Parties are in compliance with the applicable terms of this Agreement, including the financial covenants set forth in Section 6.11.

7.05. Dispositions.

The Borrowers shall not make any sale, lease to any Person other than an Eligible Tenant, transfer or other disposition of any Borrowing Base Asset, except to the extent permitted hereunder. To the extent no Default or Event of Default has occurred and is continuing (other than in connection with sales, leases, transfers, and other dispositions of Borrowing Base Assets permitted hereunder for the express purpose of curing a Default or Event of Default), the Administrative Agent shall release any Lien upon any property sold, leased, transferred or otherwise disposed of in accordance with the provisions of this Section 7.05.

7.06. Business Activities.

No Borrower shall engage, directly or indirectly, in any business activities other than (a) owning, developing, managing and providing secured financing for real and personal property and similar interests in leasehold properties which are owned by or net leased to healthcare operators for use as Healthcare Facilities or operated by a Credit Party as a Short Term Operator, (b) providing tenant improvement and working capital loans to Eligible Tenants or (c) any business activities that are similar, reasonably related, incidental, ancillary or complementary thereto.

7.07. Transactions with Affiliates and Insiders.

Except as permitted pursuant to Section 7.04(b)(ii) and clause (ii)(B) of Section 7.06 hereof, no Borrower shall, at any time, enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower as would be obtainable by such Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that the foregoing restrictions shall not apply to transaction solely by and among the Credit Parties.

7.08. Organization Documents; Fiscal Year.

No Credit Party shall (a) amend, modify or change, in any material respect, its organization documents other than minor, technical amendments not adverse to the Lenders or (b) change its fiscal year; provided however, the REIT Guarantor, the LP Guarantor or any other direct or indirect owner of the Parent Borrower (other than a Borrower) may amend, modify or change its organization documents in connection with, and in furtherance of, such entity becoming a publicly traded entity so long as such amendment, modification or change would not materially affect (i) the Administrative Agent’s and the Lenders’ rights and remedies hereunder, or (ii) the value of the Collateral.

7.09. Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, (a) no Borrower (other than the Parent Borrower) shall own any Capital Stock of any other entity; (b) no Person other than the Parent Borrower and OP Guarantor shall own any Capital Stock of any Borrower; and (c) no Borrower shall permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Borrower.

7.10. No Further Negative Pledges.

No Borrower will enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.06 or Section 7.08, pending the consummation of such sale and (c) restrictions arising in connection with the Senior Notes and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility.

7.11. Limitation on Restricted Actions.

The Borrowers will not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Borrower to (a) pay dividends or make any other distributions to the REIT Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Borrower, (c) make loans or advances to any Borrower, (d) sell, lease or transfer any of its properties or assets to any Borrower, or (e) act as a Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, (iii) any Lien or any documentation or instrument governing any Lien permitted under Section 7.01 provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (v) customary restrictions and conditions contained in any agreement relating to the sale of any Borrowing Base Assets permitted under Section 7.06 or Section 7.08, pending the consummation of such sale, or (vi) the Senior Notes Indenture and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility.

7.12. Accounting Changes.

No Borrower shall make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.13. Bank of America Facility.

No loans or other extensions of credit shall be made under the Bank of America Credit Agreement unless on the date any such loan or extension of credit is to be made, the sum of the outstanding principal balance of the Revolving Loans equals the lesser of (a) the Aggregate Committed Amount and (b) the Borrowing Base Amount for such date.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.

Any of the following shall constitute an Event of Default (“Event of Default”):

(a) Non-Payment. The Borrowers or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the earlier of (A) a Responsible Officer of any Credit Party becoming aware that the same has not been paid when due or (B) written notice from the Administrative Agent to the Borrowers, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due; or

(b) Specific Covenants. The Borrowers (or Credit Parties, as applicable) fail to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.06, 6.07 (provided that with respect to property level insurance provided by Eligible Tenants such failure relates to two or more Real Property Assets), 6.10, 6.11, 6.14, or 6.18 or Article VII; or

(c) Other Defaults. (i) The Borrowers (or Credit Parties, as applicable) fail to perform or observe any term, covenant or agreement contained in any of Sections 6.01 or 6.02 and such failure continues for five (5) days or (ii) any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the REIT Guarantor or any Borrower becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Parent Borrower (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Credit Parties and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) any Credit Party fails to perform or observe (beyond the applicable notice and grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, or (ii) any Borrower, REIT Guarantor, LP Guarantor or OP Guarantor fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable notice and grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the applicable Threshold Amount, or (iii) there occurs under any Swap Contract an Early Maturity Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower, REIT Guarantor, LP Guarantor or OP Guarantor is the Defaulting Party (as defined in such Swap Contract) after expiration of any applicable notice and grace or cure periods or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower, REIT Guarantor, LP Guarantor or OP Guarantor is an Affected Party (as so defined) and, in any event, the Swap Termination Value owed by such Person as a result thereof is greater than the applicable Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Credit Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Credit party and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to any Credit Party or to all or any material part of its property is instituted without the consent of such Credit Party and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding and, in any case with respect to the Subsidiary Guarantors only, such action could reasonably be expected to have a Material Adverse Effect; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the properties of any Credit Party and is not released, vacated or fully bonded within thirty (30) days after its issue or levy and, in any case with respect to the Subsidiary Guarantors only, such action could reasonably be expected to have a Material Adverse Effect; or

(h) Judgments. There is entered against any Credit Party (i) any one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding (A) with respect to the Borrowers, the REIT Guarantor, the LP Guarantor and the OP Guarantor, the applicable Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and (B) with respect to the Subsidiary Guarantors, an amount that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower, REIT Guarantor, LP Guarantor or OP Guarantor under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the applicable Threshold Amount, or (ii) a Borrower, REIT Guarantor, LP Guarantor or OP Guarantor fails to pay when due, after the expiration of any applicable notice and grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the applicable Threshold Amount; or

(j) Invalidity of Credit Documents; Guaranty. (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations (other than indemnification obligations and other contingent obligations for which no claim has been asserted) or as a result of the Administrative Agent’s failure to record and/or file where and/or when appropriate any Collateral Documents or any continuation statements, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary Guarantor not prohibited by the terms of this Credit Agreement, the Guaranty shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations under such Guaranty; (iii) the Hazardous Materials Indemnity Agreement shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations hereunder or under the Hazardous Materials Indemnity Agreement; or (iv) any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral, taken as a whole; provided that if any event occurs under in this Section 8.01(j), no Event of Default shall be deemed to have occurred so long as, within three (3) Business Days after a request from the Administrative Agent, the Borrowers execute and deliver to the Administrative Agent any reasonable documentation requested by the Administrative Agent which is necessary to cure such default; or

(k) Change of Control. There occurs any Change of Control.

8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document (other than Secured Swap Contracts) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03. Application of Funds.

After the exercise of remedies provided for in Section 8.02, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such or incurred by the Administrative Agent in the exercise of its rights and remedies under this Agreement;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and any interest due under any Secured Swap Contract, ratably among the Lenders and, in the case of such Secured Swap Contracts, the applicable Secured Swap Counterparties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, (b) payment of any Obligations under any Secured Swap Contract, and (c) payments of amounts due under any treasury management agreement between any Credit Party and any Lender, or any Affiliate of a Lender; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

8.04. Administrative Agent’s Right to Perform the Obligations.

Upon the occurrence of an Event of Default and during continuation thereof, then, without waiving or releasing any other right, remedy or recourse the Administrative Agent or Lenders may have because of such Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or perform any act required of the Borrowers under this Agreement for the account of and at the expense of the Borrowers, and shall have the right to enter upon the Real Property Assets for such purpose and to take all such action thereon and with respect to the Real Property Assets as it may deem necessary or appropriate. All sums paid by the Administrative Agent pursuant to this Section 8.04, and all other sums expended by the Administrative Agent to which it shall be entitled to be indemnified pursuant to Section 10.04, together with interest thereon at the Default Rate from the date that is three (3) Business Days after written demand is made for such payment or expenditure until paid, shall constitute additions to the Obligations, shall be secured by the Credit Documents and shall be paid by the Borrowers to the Administrative Agent upon written demand.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authorization of Administrative Agent.

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02. Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03. Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

9.04. Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

9.05. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders promptly of its receipt of any such notice and/or upon learning that there is a Default or Event of Default. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06. Credit Decision; Disclosure of Confidential Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession (in each case, except to the extent the Administrative Agent has confirmed to any Lender in writing the satisfaction of conditions to funding as of the Funding Date). Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

9.07. Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers or any other Credit Party. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08. Administrative Agent in its Individual Capacity.

GECC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though GECC were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, GECC or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Extension of Credit, GECC shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include GECC in its individual capacity.

9.09. Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent “for cause” upon thirty (30) days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent resigns or is replaced as set forth below under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Parent Borrower at all times other than during the existence of an Event of Default (which consent of the Parent Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Parent Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” thereafter shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. For purposes of this Section 9.09, “for cause” shall mean (a) to the extent required by any legislative or regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (b) to the extent required by applicable Laws or regulations or (c) to the extent required as a corporate policy matter.

Notwithstanding the foregoing, Administrative Agent may be removed as Administrative Agent upon the request of all the Lenders (other than Affiliates of Administrative Agent) if (i) it has committed actions constituting gross negligence or willful misconduct under this Agreement or (ii) fails to hold any portion of the Aggregate Commitments.

9.10. Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations (other than obligations under Swap Contracts to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11. Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent and the Administrative Agent shall, release any guarantor from its obligations under its guaranty or any Lien granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) on any property (including equity interests) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Credit Document, any Involuntary Disposition or any release or replacement of any Borrowing Base Asset permitted in accordance with Section 9.12, and 9.13 or (iii) as approved in accordance with Section 10.01.

The Lenders irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor (but not the REIT Guarantor, the LP Guarantor or the OP Guarantor) from its obligations under the Guaranty in accordance with Section 11.08. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Subsidiary Guarantor from its obligations hereunder pursuant to this Section 9.11.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.11. Upon the release of any Subsidiary Guarantor pursuant to this Section 9.11 or Section 11.08, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence the release of such Guarantor from its obligations under the Credit Documents.

9.12. Addition/Removal of Borrowing Base Assets.

(a) The Borrowers may obtain releases of Borrowing Base Assets from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto and all Obligations hereunder and under the Collateral Documents through satisfaction of each of the following conditions:

(i) the Parent Borrower shall deliver to the Administrative Agent, not less than five (5) Business Days prior to the date of such requested release a written request for release of the applicable Borrowing Base Asset;

(ii) the Parent Borrower shall deliver, together with such request for release, a pro forma Compliance Certificate showing that, on a pro forma basis, after giving effect to such release and any corresponding prepayment of the Loans, (A) all financial covenants contained herein shall be satisfied and (B) the outstanding principal amount of Obligations shall be less than (y) the Aggregate Committed Amount and (z) the Borrowing Base Amount (after giving effect to the removal of such Borrowing Base Asset from the calculation of the Borrowing Base Amount, if applicable, any prepayment of principal which will be made in connection with such release and any addition of any Borrowing Base Asset to occur in connection with such release);

(iii) a Responsible Officer of the Parent Borrower or REIT Guarantor shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release, any prepayment of principal which will be made in connection with such release and any addition of any Borrowing Base Asset to occur in connection with such release; and

(iv) the Administrative Agent shall have received evidence, acceptable to it in its discretion that the matters set forth in such request, Compliance Certificate and certification are true and correct in all material respects. To the extent all such conditions to release are satisfied, the Administrative Agent will, at the Borrowers’ expense, within five (5) Business Days thereafter deliver to the applicable Borrower such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in the released Borrowing Base Asset(s) and release from all other Obligations.

(b) The Borrowers shall deliver to the Administrative Agent, immediately upon a Responsible Officer of any Credit Party obtaining knowledge of a Borrowing Base Asset failing to qualify as such, a pro forma Borrowing Base Certificate (which certificate shall include an update to the information set forth on Schedule 5.12) demonstrating that, upon giving effect to the removal from the calculation of the Borrowing Base Amount of the Collateral Value attributable to such former Borrowing Base Asset, the Borrowers shall be in compliance with Section 2.01(a) hereof.

(c) The Borrowers shall not include any Real Property Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate delivered in connection with this Credit Agreement unless (i) such Real Property Asset meets the definition of Borrowing Base Asset and Borrowers have otherwise satisfied the requirements set forth in this Agreement and (ii) such Real Property Asset continues to qualify as a Borrowing Base Asset as of the date of such inclusion.

(d) The Borrowers may, at any time after the Closing Date, include additional Real Property Assets as Borrowing Base Assets to the extent the following conditions are satisfied:

(i) such additional Real Property Asset satisfies the requirements set forth in the definition of Borrowing Base Assets, including, without limitation, delivery of each of the Borrowing Base Asset Deliverables with respect thereto;

(ii) receipt of a FIRREA-compliant MAI appraisal commissioned, reviewed and approved by the Administrative Agent and the Lenders with respect to such additional Real Property Asset; provided that (A) the Administrative Agent and the Lenders shall use reasonable efforts to approve or disapprove the appraisals within fifteen (15) Business Days after they are received and a failure to approve or disapprove the appraisals in such fifteen (15) Business Day period shall be deemed to mean that such appraisals are approved and (B) to the extent any such appraisal is denied approval, the Administrative Agent and the Lenders shall specify the reasons in writing to the Borrowers for such denial; and

(iii) if the owner of such additional Real Property Asset is not then a Borrower, an executed Borrower Joinder Agreement.

Administrative Agent and the Lenders hereby agree that such Real Property Assets may be acquired through the acquisitions of direct or indirect interest in any entity holding title to such Real Property Asset(s).

(e) Whenever the Administrative Agent or the Lenders are required to provide a release of a Borrowing Base Asset (including a termination of a security interest) under this Agreement, the Administrative Agent or the Lenders, as applicable, shall endeavor to provide such release promptly and, to the extent the release of such Borrowing Base Asset is being requested in connection with any Disposition permitted hereunder or under any other Credit Document, provided the Administrative Agent has received at least ten (10) Business Days prior written notice of the requirements for such release, the Administrative Agent or the Lenders, as applicable, shall use reasonable efforts to coordinate the delivery of the release with the closing of such Disposition. In connection with any release pursuant to this Section 9.12, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties’ request and at the Credit Parties’ expense, such documentation as is reasonably necessary to evidence such release of any liens and security interests and the release of such Borrower for its obligations under the Credit Documents.

9.13. Like-Kind Exchanges.

In connection with any Borrower’s sale of a Real Property Asset, such Borrower may structure the sale as a like-kind exchange for all or a portion of such Real Property Asset, in one or more forward, concurrent or delayed tax-deferred exchanges which shall qualify under Section 1031 of the Internal Revenue Code (“1031 Exchange”). If a Real Property Asset is sold as part of a 1031 Exchange, such Borrower may, in its sole election, remain a Subsidiary of Parent Borrower after the sale and release of the Real Property Asset for so long as is reasonably required to complete the 1031 Exchange and acquire a new Real Property Asset.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc.

Unless expressly addressed in any Credit Document, no amendment or waiver of any provision of this Credit Agreement or any other Credit Document (other than Secured Swap Contracts), and no consent to any departure by the Borrowers or any other Credit Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender except as permitted in accordance with Sections 9.11, 9.12, 9.13, and 11.08 hereof; or

(g) release all or substantially all of the Subsidiary Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder) or release the REIT Guarantor, the LP Guarantor or the OP Guarantor from the Guaranty;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (C) any Defaulting Lender’s balance may not be forgiven without the consent of such Defaulting Lender, and (D) the interest rate on the Loans of any Defaulting Lender cannot be reduced without the consent of such Defaulting Lender. No amendment, modification or waiver of this Agreement or any Credit Document altering the ratable treatment of Obligations arising under a Secured Swap Contract resulting in such Obligations being junior in right of payment to principal of the Loans or resulting in Obligations owing to any Secured Swap Counterparty thereunder being unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof or any other Credit Document), in each case in a manner adverse to any Secured Swap Counterparty, shall be effective without the written consent of such Secured Swap Counterparty or, in the case of a Secured Swap Contract provided or arranged by the Administrative Agent or an Affiliate thereof, the Administrative Agent. If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each

Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Parent Borrower may elect to replace any such Non-Consenting Lender as a Lender party to this Agreement pursuant to Section 10.13.

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing (including by telecopier transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Credit Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Credit Parties, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Credit Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Credit Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Credit Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(g) Flood Law Notification. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws. However, the Administrative Agent reminds each Lender and participant that, pursuant to the Flood Laws, each federally regulated lender (whether acting as a Lender or participant) is responsible for assuring its own compliance with the flood insurance requirements.

10.03. No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents and (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Sections 2.10 and 10.22), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of external counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any external counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify and defend the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by any Credit Party, or any environmental liability related in any way to any Credit Party, (iv) any acts performed by the Administrative Agent pursuant to the provisions of Section 8.04 (including those arising from the joint, concurrent, or comparative negligence of the Administrative Agent), or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Credit Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside.

To the extent that any payment by or on behalf of the Credit Parties is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent Borrower shall be required for any assignment unless (1) an Event of Default has occurred and is continuing or (2) the assignment is to an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, paid by the applicable assignee; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to any Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Credit Parties or the Administrative Agent, sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the Collateral to any Person (other than a natural person or the Credit Parties or any of the Credit Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Credit Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the rights and/or obligation sold to such Participant.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Parent Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07. Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.01(b) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Parent Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by the disclosing person or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties.

For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof, provided that, in the case of information received from a Credit Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Credit Parties, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08. Set-off.

Subject to the provisions of Section 10.22, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Credit Parties against any and all of the obligations of the Credit Parties now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Credit Parties may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrowers or any other Credit Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness.

This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

10.11. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default existing at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Commitment shall remain outstanding.

10.12. Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender can no longer make LIBOR Loans under Section 3.02 or if any Lender is a Defaulting Lender or if permitted pursuant to Section 10.01 due to the existence of a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

10.14. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Credit Parties each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger, on the other hand, and each Credit Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, the Lenders and the Arranger are and have been acting solely as principals and no such Person is the financial advisor, agent or fiduciary, for the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor any Lender nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Credit Parties with respect to any of the transactions contemplated hereby or by the other Credit Documents or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, any Lender or the Arranger has advised or is currently advising the Credit Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender nor the Arranger has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) neither the Administrative Agent nor any Lender nor the Arranger has provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Credit Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arranger, or any of them, with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any of the transactions contemplated hereby or by the other Credit Documents or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document.

10.15. Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrowers that, as to the source of funds to be used by such Lender in connection with the financing hereunder, no part of such funds constitutes assets of any “employee benefit plan” as defined in ERISA (or its related trust) or any “plan” as defined in Section 4975 of the Internal Revenue Code.

10.16. GOVERNING LAW.

(a) UNLESS OTHERWISE NOTED THEREIN TO THE CONTRARY, THIS AGREEMENT AND THE CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ILLINOIS’ PRINCIPLES OF CONFLICTS OF LAW) AND APPLICABLE UNITED STATES FEDERAL LAW, EXCEPT FOR THOSE PROVISIONS IN THE CREDIT DOCUMENTS PERTAINING TO THE CREATION, PERFECTION OR VALIDITY OF OR EXECUTION ON LIENS OR SECURITY INTERESTS ON PROPERTY LOCATED IN THE STATE WHERE THE PROPERTY IS LOCATED, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED AND APPLICABLE UNITED STATES FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE

COURTS. THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17. WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18. No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.

10.19. Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20. USA Patriot Act Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.21. Entire Agreement.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22. California Real Property Assets.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY ASSETS LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY CREDIT DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 10.01 OF THIS AGREEMENT, ALL OF THE LENDERS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS SECTION 10.22 SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

ARTICLE XI

GUARANTY

11.01. The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the

Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, if any Guarantor is deemed to have been rendered insolvent as a result of its guarantee obligations under this Section 11.01 and not to have received reasonable equivalent value in exchange therefor, then, in such an event, the liability of such Guarantor under this Section 11.01 shall be limited to the maximum amount of the Obligations of the Borrowers that such Guarantor may guaranty without rendering the obligations of such Guarantor under this Section 11.01 void or voidable under any fraudulent conveyance or fraudulent transfer law.

11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article XI until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented, waived or amended in any respect, or any right under any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or any Swap Contract shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected, or shall be released in accordance with the terms of this Agreement;

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Guarantor); or

(f) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or any Swap Contract or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.04. Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.

11.05. Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 8.02

(and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.02) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

11.06. Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

11.07. Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

11.08. Release of Subsidiary Guarantors; Certain Exempt Subsidiaries.

Within five (5) Business Days following the written request by a Responsible Officer of Parent Borrower or REIT Guarantor, the Administrative Agent, on behalf of the Lenders, shall release a Subsidiary Guarantor from its obligations under the Guaranty to the extent that the following conditions are satisfied to the reasonable satisfaction of the Administrative Agent: (a) there is no Event of Default existing under the Agreement either at the time of such request or at the time such Subsidiary Guarantor is released; and (b) such Responsible Officer of Parent Borrower or REIT Guarantor delivers to Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that (i) such request is being made in connection with any of the following: (A) such Subsidiary Guarantor becoming an Unrestricted Subsidiary under the Senior Notes Indenture; (B) such Subsidiary Guarantor is obtaining financing to be secured by, among other things, real property owned or ground leased by such Subsidiary Guarantor and the terms of such financing prohibits such Subsidiary Guarantor from remaining obligated under the Guaranty; (C) such Subsidiary Guarantor is acquiring an entity which owns, or assets which include, real property upon which existing financing is to be assumed by such Subsidiary Guarantor and the terms of such existing financing prohibit such Subsidiary Guarantor from remaining obligated under the Guaranty; (D) such Subsidiary Guarantor is acquiring an entity which owns, or assets which include, real property and, in connection therewith, such Subsidiary Guarantor is obtaining acquisition financing, the terms of which prohibit such Subsidiary Guarantor from remaining obligated under the Guaranty; or (E) such Subsidiary Guarantor is being released from its obligation with respect to the Senior Notes Indenture for any reason not described in clauses (A) through (D) above and (ii) such Subsidiary Guarantor will also be released from its guaranty obligations under the Senior Notes.

In addition, a Subsidiary shall not be required to become a Subsidiary Guarantor hereunder (a) to the extent it is being acquired or being formed in connection with any of the transactions described in clauses (b)(i)(A) through (D) above, and the terms of the applicable financing documentation prohibit such Subsidiary from becoming a Subsidiary Guarantor hereunder, or (b) if such Subsidiary is otherwise not required by the terms of the Senior Notes Indenture to become a guarantor of any of the obligations thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

PARENT BORROWER AVIV FINANCING V, L.L.C., a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY BORROWERS

CASA/SIERRA CALIFORNIA ASSOCIATES, L.L.C.,

a Delaware limited liability company,

COMMERCE STERLING HART DRIVE, L.L.C.,

a Delaware limited liability company,

CONROE RIGBY OWEN ROAD, L.L.C.,

a Delaware limited liability company,

FREDERICKSBURG SOUTH ADAMS STREET, L.L.C.,

a Delaware limited liability company,

JASPER SPRINGHILL STREET, L.L.C.,

a Delaware limited liability company,

KINGSVILLE TEXAS, L.L.C.,

a Delaware limited liability company,

MISSOURI ASSOCIATES, L.L.C.,

a Delaware limited liability company,

MONTANA ASSOCIATES, L.L.C.,

an Illinois limited liability company,

ORANGE, L.L.C.,

an Illinois limited liability company,

By:	AVIV FINANCING V, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY BORROWERS

PEABODY ASSOCIATES TWO, L.L.C.,

a Delaware limited liability company,

POMONA VISTA L.L.C.,

an Illinois limited liability company,

ROSE BALDWIN PARK PROPERTY L.L.C.,

an Illinois limited liability company,

SEDGWICK PROPERTIES, L.L.C.,

a Delaware limited liability company,

SOUTHEAST MISSOURI PROPERTY, L.L.C.,

a Delaware limited liability company,

WATAUGA ASSOCIATES, L.L.C.,

an Illinois limited liability company,

By:	AVIV FINANCING V, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

REIT GUARANTOR AVIV REIT, INC., a Maryland corporation

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

LP GUARANTOR

AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP,

a Delaware limited partnership

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

OP GUARANTOR

AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P.,

a Delaware limited partnership

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS AVIV HEALTHCARE CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

AVIV OP LIMITED PARTNER, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

AVIV ASSET MANAGEMENT, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS

AVIV FINANCING II, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

AVIV FINANCING III, L.L.C.,

a Delaware limited liability company

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS

ARKANSAS AVIV, L.L.C.,

a Delaware limited liability company,

AVIV FOOTHILLS, L.L.C.,

a Delaware limited liability company,

BELLEVILLE ILLINOIS, L.L.C.,

a Delaware limited liability company,

BELLINGHAM II ASSOCIATES, L.L.C.,

a Delaware limited liability company,

BHG AVIV, L.L.C.,

a Delaware limited liability company,

BIGLERVILLE ROAD, L.L.C.,

a Delaware limited liability company,

BONHAM TEXAS, L.L.C.,

a Delaware limited liability company,

BURTON NH PROPERTY, L.L.C.,

a Delaware limited liability company,

CAMAS ASSOCIATES, L.L.C.,

a Delaware limited liability company,

CHATHAM AVIV, L.L.C.,

a Delaware limited liability company,

CLARKSTON CARE, L.L.C.,

a Delaware limited liability company,

By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS

COLONIAL MADISON ASSOCIATES, L.L.C.,

a Delaware limited liability company,

CR AVIV, L.L.C.,

a Delaware limited liability company,

CROOKED RIVER ROAD, L.L.C.,

a Delaware limited liability company,

CUYAHOGA FALLS PROPERTY, L.L.C.,

a Delaware limited liability company,

DARIEN ALF PROPERTY, L.L.C.,

a Delaware limited liability company,

EAST ROLLINS STREET, L.L.C.,

a Delaware limited liability company,

EFFINGHAM ASSOCIATES, L.L.C.,

an Illinois limited liability company,

ELITE MATTOON, L.L.C.,

a Delaware limited liability company,

ELITE YORKVILLE, L.L.C.,

a Delaware limited liability company,

FOUNTAIN ASSOCIATES, L.L.C.,

a Delaware limited liability company,

FOUR FOUNTAINS AVIV, L.L.C.,

a Delaware limited liability company,

By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS

GILTEX CARE, L.L.C.,

a Delaware limited liability company,

HHM AVIV, L.L.C.,

a Delaware limited liability company,

HIDDEN ACRES PROPERTY, L.L.C.,

a Delaware limited liability company,

IDAHO ASSOCIATES, L.L.C.,

an Illinois limited liability company,

KARAN ASSOCIATES, L.L.C.,

a Delaware limited liability company,

KARAN ASSOCIATES TWO, L.L.C.,

a Delaware limited liability company,

KB NORTHWEST ASSOCIATES, L.L.C.,

a Delaware limited liability company,

MANSFIELD AVIV, L.L.C.,

a Delaware limited liability company,

MINNESOTA ASSOCIATES, L.L.C.,

a Delaware limited liability company,

MONTEREY PARK LEASEHOLD MORTGAGE, L.L.C.,

a Delaware limited liability company,

NEWTOWN ALF PROPERTY, L.L.C.,

a Delaware limited liability company,

By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS

NORTHRIDGE ARKANSAS, L.L.C.,

a Delaware limited liability company,

NORWALK ALF PROPERTY, L.L.C.,

a Delaware limited liability company,

OAKLAND NURSING HOMES, L.L.C.,

a Delaware limited liability company,

OCTOBER ASSOCIATES, L.L.C.,

a Delaware limited liability company,

OGDEN ASSOCIATES, L.L.C.,

a Delaware limited liability company,

OHIO AVIV, L.L.C.,

a Delaware limited liability company,

OHIO AVIV TWO, L.L.C.,

a Delaware limited liability company,

OHIO AVIV THREE, L.L.C.,

a Delaware limited liability company,

OREGON ASSOCIATES, L.L.C.,

a Delaware limited liability company,

PRESCOTT ARKANSAS, L.L.C.,

a Delaware limited liability company,

RICHLAND WASHINGTON, L.L.C.,

a Delaware limited liability company,

By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

[GE/Aviv V— Secured Revolver—Credit Agreement]

SUBSIDIARY GUARANTORS

SALEM ASSOCIATES, L.L.C.,

a Delaware limited liability company,

SAN JUAN NH PROPERTY, L.L.C.,

a Delaware limited liability company,

SANTA FE MISSOURI ASSOCIATES, L.L.C.,

an Illinois limited liability company,

SEARCY AVIV, L.L.C.,

a Delaware limited liability company,

SKAGIT AVIV, L.L.C.,

a Delaware limited liability company,

STAR CITY ARKANSAS, L.L.C.,

a Delaware limited liability company,

SUN-MESA PROPERTIES, L.L.C.,

an Illinois limited liability company,

WELLINGTON LEASEHOLD, L.L.C.,

a Delaware limited liability company,

WEST PEARL STREET, L.L.C.,

a Delaware limited liability company,

WOODLAND ARKANSAS, L.L.C.,

a Delaware limited liability company,

XION, L.L.C.,

an Illinois limited liability company

By:	AVIV FINANCING II, L.L.C., a Delaware limited liability company, their sole member

By:	AVIV HEALTHCARE PROPERTIES OPERATING PARTNERSHIP I, L.P., a Delaware limited partnership, its sole member

By:	AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its general partner

	By:	AVIV REIT, INC., a Maryland corporation, its general partner

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	President and Chief Executive Officer

ADMINISTRATIVE AGENT:	GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

	By:	/s/ Dave Harper
Dave Harper
Its Duly Authorized Signatory

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

	By:	/s/ Dave Harper
Dave Harper
Its Duly Authorized Signatory

LENDER:	BANCO POPULAR OF NORTH AMERICA, as a Lender

	By:	/s/ David E. Varca
	Name:	David E. Varca
	Title:	Vice President

LENDER:	FIRSTMERIT BANK, N.A., as a Lender

	By:	/s/ Matthew W. Hannam
	Name:	Matthew W. Hannam
	Title:	Sr. Vice President

LENDER:	THE PRIVATEBANK AND TRUST COMPANY, as a Lender

	By:	/s/ Amy K. Hallberg
	Name:	Amy K. Hallberg
	Title:	Managing Director